ADIA 2023

PROXY STATEMENT

SCHEDULE 14A	ACADIA 2023 PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Acadia Pharmaceuticals Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LETTER TO
Acadia Pharmaceuticals Inc.	STOCKHOLDERS
12830 El Camino Real, Suite 400
San Diego, California 92130

LETTER TO STOCKHOLDERS

Notice of Annual Meeting of Stockholders

Dear Stockholder:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Acadia Pharmaceuticals Inc., a Delaware corporation (“Acadia” or the “Company”). The meeting will be held on June 1, 2023 at noon Pacific time. This year’s annual meeting will be a completely virtual meeting of stockholders. You can attend the annual meeting by visiting www.meetnow.global/MYMDPDM, where you will be able to listen to the meeting live, submit questions and vote online. You may log-in to the meeting beginning at 11:45 a.m. Pacific time on Thursday, June 1, 2023, after entering your control number included in your proxy card. You will not be able to attend the meeting in person. We are holding the annual meeting for the following purposes, as more fully described in the accompanying proxy statement:

1.
To elect three Class I directors named herein to hold office until the Company’s 2026 Annual Meeting of Stockholders.
2.
To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.
3.
To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.
4.
To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
5.
To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 14, 2023. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Austin D. Kim
Executive Vice President, General Counsel and Secretary

San Diego, California April 28, 2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting of to be held on June 1, 2023 at noon Pacific time
This Proxy Statement and the Company’s Annual Report to Stockholders are available at https://ir.acadia.com/.

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as described in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote if you attend the meeting online. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting of to be held on June 1, 2023 at noon Pacific time
This Proxy Statement and the Company’s Annual Report to Stockholders are available at https://ir.acadia.com/.

TABLE OF
CONTENTS

TABLE OF CONTENTS

ACADIA 2023
PROXY
Acadia Pharmaceuticals Inc.	STATEMENT
12830 El Camino Real, Suite 400
San Diego, California 92130

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on June 1, 2023

Questions and Answers About these Proxy Materials and Voting

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (sometimes referred to as the “Board”) of Acadia is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. The annual meeting will be held virtually on June 1, 2023 at noon Pacific time. You can attend the annual meeting by visiting www.meetnow.global/MYMDPDM, where you will be able to listen to the meeting live, submit questions and vote online. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about May 2, 2023 to all stockholders of record entitled to vote at the annual meeting.

Why are we holding a virtual annual meeting?

This year, like the previous three years, we have implemented a virtual format for our annual meeting, which will be conducted via live audio webcast and online stockholder tools. We believe a virtual format helps to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost (other than any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies). A virtual annual meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the annual meeting so they can ask questions of the Board or management. During the annual meeting, we may answer questions submitted during the annual meeting and address those asked in advance, to the extent relevant to the business of the annual meeting, as time permits.

What do I need to do to attend the annual meeting?

You will be able to attend the annual meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.meetnow.global/MYMDPDM. To participate in the annual meeting, you will need the control number included on your proxy card. The annual meeting webcast will begin promptly at noon Pacific time on June 1, 2023. We encourage you to access the meeting prior to the start time. Online check-in will begin at 11:45 a.m. Pacific time, and you should allow ample time for the check-in procedures.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 14, 2023, will be entitled to vote at the annual meeting. On the record date, there were 162,230,184 shares of common stock outstanding and entitled to vote. A list of our stockholders of record will be open for examination by any stockholder beginning ten days prior to the annual meeting at our headquarters located at 12830 El Camino Real, Suite 400, San Diego, California 92130. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (858) 558-2871 or writing to him at the address above.

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

If, on April 14, 2023, your shares were registered directly in your name with Acadia’s transfer agent, Computershare, Inc., then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the internet as instructed below, to ensure your vote is counted.

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

If, on April 14, 2023, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials were forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares online during the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•
Proposal 1, election of three Class I directors, James M. Daly, Edmund P. Harrigan, and Adora Ndu, to hold office until our 2026 Annual Meeting of Stockholders (“Election of Directors Proposal”);
•
Proposal 2, advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the rules adopted by the Securities and Exchange Commission (the “SEC”) (“Say-on-Pay Proposal”);
•
Proposal 3, advisory indication of the preferred frequency of stockholder advisory votes on the compensation of our named executive officers (“Say-on-Frequency Proposal”); and
•
Proposal 4, ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (“Auditor Ratification Proposal”).

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the 2023 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all three nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

If, on April 14, 2023, you were a stockholder of record, you may vote online during the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still vote online during the annual meeting even if you have already voted by proxy.

•
To vote during the annual meeting, visit www.meetnow.global/MYMDPDM, where stockholders of record on the record date may vote and submit questions during the meeting (have your proxy card in hand when you visit the website as you will need to enter your control number on your proxy card).
•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•
To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on May 31, 2023 to be counted.
•
To vote through the internet prior to the meeting, go to http://www.investorvote.com/ACAD to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on May 31, 2023 to be counted.

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

If, on April 14, 2023, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you should have received a voting instruction form with these proxy materials from that organization rather than from Acadia. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other agent. To vote online during the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide online proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 14, 2023.

What if I return a proxy card, or otherwise vote, but do not make specific choices?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the annual meeting, your shares will not be voted.

If you return a signed and dated proxy card, or otherwise vote, without marking voting selections, your shares will be voted “For” the election of each of the three nominees for director, “For” the advisory approval of executive compensation and for “One Year” as the preferred frequency of advisory votes to approve executive compensation, and “For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, as applicable. If any other matter is properly brought before the meeting, one of the individuals named in the accompanying form of proxy will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), which governs the discretion of brokers, banks and other securities intermediaries to vote the shares of beneficial owners at annual meetings even though our stock is not listed with NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, NYSE has advised us that Proposals 1 (Election of Directors Proposal), 2 (Say-on-Pay Proposal) and 3 (Say-on-Frequency Proposal) are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, NYSE has advised us that 4 (Auditor Ratification Proposal) is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on such proposal.

If you a beneficial owner of shares held in street name, and you do not plan to attend the meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, the Company has retained Innisfree to aid in the solicitation of proxies.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares are registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•
You may submit a properly completed proxy card with a later date.
•
You may grant a subsequent proxy by telephone or through the internet.
•
You may send a timely written notice that you are revoking your proxy to Acadia’s Corporate Secretary at 12830 El Camino Real, Suite 400, San Diego, California 92130.
•
You may vote online during the annual meeting. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card, or telephone or internet proxy, is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 3, 2024, to Acadia’s Corporate Secretary at 12830 El Camino Real, Suite 400, San Diego, California 92130. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, your proposal generally must be submitted in writing to the same address no later than March 3, 2024 but no earlier than February 2, 2024. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals and nominations. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Acadia’s nominees must also comply with the additional requirements of Rule 14a-19(b).

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For”, “Withhold” and broker non-votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and, if applicable, broker non-votes; and, with respect to other proposals, votes “For” and “Against”, abstentions and, if applicable, broker non-votes.

Because our Bylaws provide for a plurality vote standard for Proposal 1 (Election of Directors Proposal), only votes “For” a director will materially affect the outcome of the vote. Where only the Board’s nominees are included in Proposal 1, a “Withhold” vote will have no effect; a director nominee only requires a single vote to be elected under the plurality standard.

Abstentions will be counted towards the vote total for each of Proposals 2 (Say-on-Pay Proposal) and 4 (Auditor Ratification Proposal), and will have the same effect as “Against” votes. For Proposal 3 (Say-on-Frequency Proposal), abstentions will be counted towards the vote total and will have the same effect as votes “Against” each of the proposed voting frequencies.

Broker non-votes will have no effect and will not be counted towards the vote total for Proposals 1 (Election of Directors Proposal), 2 (Say-on-Pay Proposal) and 3 (Say-on-Frequency Proposal). We do not anticipate broker non-votes for Proposal 4 (Auditor Ratification Proposal) because this proposal is considered a “routine” matter under NYSE rules.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine” under NYSE rules. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine”, but not with respect to “non-routine” matters. Under the rules and interpretations of NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors, advisory approval of executive compensation, or certain amendments to charter documents.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of three Class I directors to hold office until our 2026 Annual Meeting of Stockholders	Nominees receiving the most “For” votes; withheld votes will have no effect	Not applicable	No effect
2	Advisory approval of the compensation of our named executive officers	“For” votes from the holders of a majority of shares present at the meeting or represented by proxy and entitled to vote on the matter	Against	No effect
3	Advisory approval of the preferred frequency of stockholder advisory votes on the compensation of our named executive officers	The frequency receiving the votes of the holders of a majority of shares present at the meeting or represented by proxy and entitled to vote on the matter	Against each of the proposed voting frequencies	No effect
4	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023	“For” votes from the holders of a majority of shares present at the meeting or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)

(1)
NYSE has advised us that this proposal is considered to be a “routine” matter under NYSE rules. Although our shares are not listed with NYSE, NYSE regulates broker-dealers and their discretion to vote on stockholder proposals. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent would have discretionary authority under NYSE rules to vote your shares on this proposal. Given such discretionary authority, we do not anticipate broker non-votes for this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting or represented by proxy. On the record date, there were 162,230,184 shares outstanding and entitled to vote. Thus, the holders of 81,115,093 shares must be present at the meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the meeting or the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be reported in a Current Report on Form 8-K, which we plan to file within four business days after the date of the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the date of the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

This proxy statement and the Company’s annual report to stockholders is available at https://ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report.

What should I do if I have other questions regarding voting or require any assistance with voting my shares?

If you have any questions or require any assistance with voting your shares, please contact Innisfree, our proxy solicitor, using the contact information listed below:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (877) 717-3923 (from the United States and Canada)

Stockholders May Call: (412) 232-3651 (from other locations)

Banks and Brokers May Call Collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, relating to future events. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions. For a nonexclusive list of major factors which could cause the actual results to differ materially from the predicted results in the forward-looking statements, please refer to the “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (our “Annual Report”) and in our subsequently filed periodic reports on Form 10-Q and Form 8-K.

PROPOSAL 1:
ELECTION OF DIRECTORS

Acadia’s Board of Directors is divided into three classes. Each class consists of approximately one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

The Board of Directors presently has nine members. There are currently three directors in Class I, whose terms of office expire in 2023. The three nominees for Class I directors are James M. Daly, Edmund P. Harrigan and Adora Ndu

Each of Mr. Daly and Dr. Harrigan is currently a director of the Company who was previously elected by the Company’s stockholders. Dr. Ndu was previously appointed to fill a vacancy on the Board by the other directors, and the Board, including our non-employee directors of the Board, recommends that stockholders approve Dr. Ndu for continued service. If elected at the annual meeting, each of these nominees would serve until the 2026 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. The terms of the directors in Classes II and III expire at our 2024 and 2025 Annual Meetings of Stockholders, respectively. It is the Company’s policy to encourage directors and nominees for director to attend the annual meeting. All of our directors attended the 2022 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present at the meeting or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected; a “Withhold” vote will have no effect. You do not have the option to abstain from this proposal, and stockholders do not have cumulative voting rights in the election of directors. NYSE has advised us that this proposal is considered a “non-routine” matter under NYSE rules and, therefore, if you do not return voting instructions to your broker by its deadline, this will result in a broker non-vote, which will have no effect on this proposal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH NOMINEE

The following table sets forth information as of April 28, 2023 for our directors and executive officers:

Name	Age	Position
Stephen R. Biggar	52	Chair of the Board and Director
Julian C. Baker	56	Director
Laura A. Brege	65	Director
James M. Daly	61	Director
Elizabeth A. Garofalo	65	Director
Edmund P. Harrigan	70	Director
Adora Ndu	42	Director
Daniel B. Soland	64	Director
Stephen R. Davis	62	Director and Chief Executive Officer
Austin D. Kim	59	Executive Vice President, General Counsel and Secretary
Mark C. Schneyer	49	Executive Vice President, Chief Financial Officer
Brendan P. Teehan	54	Executive Vice President, Chief Operating Officer and Head of Commercial
Douglas J. Williamson	60	Executive Vice President, Research and Development

The Nominating and Corporate Governance Committee (the “NCG Committee”) seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. The NCG and the Board also recognize the importance of diversity in board composition, including diversity of experience, gender and ethnicity. To that end, the NCG Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, as well as the Company’s current needs and future needs, with the goal of having Board members who complement and strengthen the skills of each other through diversity and who also exhibit qualities that the NCG Committee views as critical to effective functioning of the Board, including sound judgment, collegiality, and integrity. The following is a brief biography of each nominee and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the NCG Committee to recommend that person to continue to serve on the Board.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2026 ANNUAL MEETING

James M. Daly has served as a director of the Company since January 2016. Mr. Daly served as Executive Vice President and Chief Commercial Officer at Incyte Corporation from October 2012 to June 2015. Prior to joining Incyte, Mr. Daly worked for Amgen, Inc. for 10 years, holding multiple leadership positions, including Senior Vice President, North America Commercial Operations, Global Marketing and Commercial Development. Previously, he served as Vice President and General Manager of Amgen's Oncology Business Unit. His teams at Amgen were responsible for the successful launch of many products, including Aranesp®, Neulasta®, Vectibix®, Nplate®, Xgeva® and Prolia®. Previously, Mr. Daly spent over 16 years with Glaxo Wellcome/GlaxoSmithKline, where he held roles of increasing responsibility, including Senior Vice President, General Manager, Respiratory and Anti-Infective Business Unit, and led the U.S. launch of Advair®. Mr. Daly currently serves on the boards of directors of argenx SE, Bellicum Pharmaceuticals, Inc., Halozyme Therapeutics, Inc. and Madrigal Pharmaceuticals, Inc. During the past five years, Mr. Daly has served on the board of directors of Chimerix Inc. Mr. Daly earned his B.S. in pharmacy and M.B.A. from the University at Buffalo, The State University of New York. The NCG Committee believes that Mr. Daly is qualified to serve as a member of our board of directors based on his extensive experience as an executive and director of life sciences companies.

Edmund P. Harrigan, M.D., has served as a director of the Company since November 2015. Since July 2015, Dr. Harrigan has served as Principal at Harrigan Consulting, LLC, a consulting firm providing business consulting services to life sciences companies. Previously, Dr. Harrigan served as Senior Vice President of Worldwide Safety and Regulatory for Pfizer Inc. from 2012 to 2015, where he led a 3,500-person team in 80 countries that was responsible for collecting, interpreting and reporting clinical safety data for more than 600 marketed products, and managed regulatory interactions with global health agencies. Dr. Harrigan’s previous executive leadership roles at Pfizer included serving as Senior Vice President, Head of Worldwide Business Development, Senior Vice President, Head of Worldwide Regulatory Affairs and Quality Assurance, and Vice President, Head of Neuroscience and Ophthalmology. Earlier in his career at Pfizer, Dr. Harrigan served as Vice President of Clinical Development, Therapeutic Area Head, CNS and Pain. Before entering the pharmaceutical industry in 1990, Dr. Harrigan was a practicing neurologist for seven years. He currently serves on the boards of directors of Incyte Corp. and PhaseBio Pharmaceuticals, Inc. During the past five years, Dr. Harrigan has served on the boards of directors of Bellicum Pharmaceuticals and Karuna Therapeutics. Dr. Harrigan earned his B.A. in chemistry from St. Anselm College and holds an M.D. from the University of Massachusetts at Worcester. The NCG Committee believes that Dr. Harrigan is qualified to serve as a member of our board of directors based on his extensive medical industry and pharmaceutical industry experience.

Adora Ndu, Pharm.D., J.D., has served as a director of the Company since October 2022. Dr. Ndu has served as Chief Regulatory Affairs Officer of BridgeBio Pharma Inc. since January 2022, and as Chief Regulatory and Interim Legal Officer at BridgeBio since October 2022. Dr. Ndu has also served as an adjunct faculty member at Johns Hopkins University since 2019. Prior to joining BridgeBio Pharma, Dr. Ndu served as Group Vice President, Worldwide Research & Development, Strategy, Scientific Collaborations and Policy at BioMarin Pharmaceutical, Inc. from January 2021 to January 2022. She previously served in positions of increasing responsibility at BioMarin, including as Vice President, Regulatory Affairs, Policy, Research, Engagement & International from March 2019 to December 2020, Executive Director, Regulatory Affairs from September 2017 to March 2019 and Senior Director from February 2017 to September 2017. Dr. Ndu also served as an adjunct faculty member at the University of Maryland University College from 2016 to 2019, and in various roles at the U.S. Food and Drug Administration from 2008 to 2016, most recently as a Division Director in the Division of Medical Policy Development. Dr. Ndu currently serves on the board of directors of DVB Technologies S.A. Dr. Ndu earned her Pharm.D. from Howard University and her J.D. from the University of Maryland Francis King Carey School of Law. The NCG Committee believes that Dr. Ndu is qualified to serve as a member of our board of directors based on her extensive experience in the biopharmaceutical industry.

The following is a brief biography, and a discussion of the specific experience, qualifications, attributes or skills of each director whose term will continue after the annual meeting.

Directors Continuing in Office Until the 2024 Annual Meeting

Julian C. Baker has served as a director of the Company since December 2015. Mr. Baker is a Managing Member of Baker Brothers Investments. Mr. Baker founded Baker Bros., together with his brother, Felix Baker, Ph.D., in 2000. Prior to founding Baker Bros., Mr. Baker was a portfolio manager at Tisch Financial Management from 1994 to 1999. Previously, Mr. Baker was employed from 1988 to 1993 by the private equity investment arm of Credit Suisse First Boston Corporation. Mr. Baker currently serves on the boards of directors of Incyte Corporation, Prelude Therapeutics, Inc., Everyone Medicines, Inc. and Alumis Inc. During the past five years, Mr. Baker has served on the boards of directors of Genomic Health, Inc. and Idera Pharmaceuticals, Inc. Mr. Baker holds an A.B. from Harvard University. The NCG Committee believes that Mr. Baker is qualified to serve as a member of our board of directors based on his extensive financial industry experience focused on life science companies.

Stephen R. Biggar, M.D., Ph.D., has served as a director of the Company since January 2013, and as chairman of our board of directors since June 2016. Dr. Biggar currently serves as Partner at Baker Bros. Advisors LP, a registered investment adviser focused on long-term investments in life-sciences companies. Dr. Biggar joined Baker Bros. Advisors LP in 2000. Dr. Biggar currently serves on the board of directors of Kiniksa Pharmaceuticals, Ltd., TScan Therapeutics, Inc., Neurogene, Inc. and Notch Therapeutics, Inc. During the past five years, Mr. Biggar has served on the board of directors of

Vivelix Pharmaceuticals. Dr. Biggar received an M.D. and a Ph.D. in immunology from Stanford University and received a B.S. in genetics from the University of Rochester. The NCG Committee believes that Dr. Biggar is qualified to serve as a member of our board of directors based on his scientific background and financial industry experience, as well as his public company board experience in the biopharmaceutical industry.

Daniel B. Soland has served as a director of the Company since March 2015. Mr. Soland is currently Senior Vice President and Chief Operating Officer of Idera Pharmaceuticals, Inc., and served as Chief Executive Officer of uniQure N.V., a human gene therapy company, from December 2015 until September 2016. Mr. Soland previously served as Senior Vice President and Chief Operating Officer of ViroPharma, Inc. starting in 2008 until it was acquired in 2014, and as Vice President and Chief Commercial Officer of ViroPharma from 2006 to 2008. During his tenure at ViroPharma, Mr. Soland managed the commercial, manufacturing and quality organizations, helped build the company’s commercial infrastructure in the United States, Europe, and Canada and led the launch of Cinryze®, one of the most successful ultra-orphan drugs in the United States. Mr. Soland served as President, Chiron Vaccines, of Chiron Corporation from 2005 to 2006 and led the growth of the vaccine business to over $1 billion in sales. From 2002 through 2005, Mr. Soland served as President and Chief Executive Officer of Epigenesis Pharmaceuticals. Earlier in his career, Mr. Soland worked for GlaxoSmithKline in increasing roles of responsibility from 1993 to 2002, including as Vice President and Director, Worldwide Marketing Operations, GSK Biologicals. He currently serves on the boards of directors of DBV Technologies S.A. and KalVista Pharmaceuticals, Inc. Mr. Soland holds a B.S. in pharmacy from the University of Iowa. The NCG Committee believes that Mr. Soland is qualified to serve as a member of our board of directors based on his extensive management and commercial expertise in the biopharma industry.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2025 ANNUAL MEETING

Laura A. Brege has served as a director of the Company since May 2008. Since April 2017, Ms. Brege has served as a Senior Advisor to BridgeBio Pharma, Inc. From September 2015 to December 2017, Ms. Brege served as Managing Director of Cervantes Life Science Partners, LLC., a consulting firm providing integrated business solutions to life sciences companies. From September 2012 to July 2015, Ms. Brege served as President and Chief Executive Officer of Nodality, Inc., a life sciences company focused on innovative personalized medicine. Prior to joining Nodality, Ms. Brege held several senior-level positions at Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, from 2006 to 2012, including Executive Vice President and Chief Operating Officer. While at Onyx, Ms. Brege led multiple functions, including commercialization, strategic planning, corporate development and medical, scientific and government affairs. Prior to Onyx, Ms. Brege was a general partner at Red Rock Capital Management, a venture capital firm specializing in early-stage financing for technology companies. Previously, Ms. Brege was Senior Vice President and Chief Financial Officer at COR Therapeutics, Inc., where she helped build the company from an early-stage research and development company through commercial launch of a successful cardiovascular product. Earlier in her career, Ms. Brege served as Chief Financial Officer at Flextronics, Inc. and Treasurer of The Cooper Companies. Ms. Brege currently serves on the boards of directors of Edgewise Therapeutics, Inc., HLS Therapeutics, Inc., Mirum Pharmaceuticals, Inc., Pacira BioSciences, Inc. and T-knife Therapeutics, Inc. During the past five years, Ms. Brege has served on the boards of directors of Aratana Therapeutics, Inc., California Life Sciences Association, Dynavax Technologies Corporation and Portola Pharmaceuticals, Inc. Ms. Brege earned her undergraduate degree from Ohio University and has an M.B.A. from the University of Chicago. The NCG Committee believes that Ms. Brege is qualified to serve as a member of our board of directors based on her extensive executive management experience in the pharmaceutical, biotechnology and venture capital industries.

Stephen R. Davis has served as the Chief Executive Officer and as a director of the Company since September 2015. Mr. Davis joined us in July 2014 as our Executive Vice President, Chief Financial Officer and Chief Business Officer and served as our Interim Chief Executive Officer from March through

August of 2015. Mr. Davis brings over 25 years of executive-level experience in the pharmaceutical industry. Prior to joining the Company, Mr. Davis served as Executive Vice President and Chief Operating Officer at Heron Therapeutics, Inc., which he joined in 2013, and Executive Vice President and Chief Operating Officer at Ardea Biosciences, Inc. from 2010 to 2013. Prior to joining Ardea, Mr. Davis served in numerous executive roles at Neurogen Corporation from 1994 to 2010, including Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer. Earlier in his career, Mr. Davis practiced as a certified public accountant with a major accounting firm and as a corporate and securities attorney with a Wall Street law firm. Mr. Davis currently serves on the board of directors of Bellicum Pharmaceuticals, Inc. During the past five years, Mr. Davis has served on the board of directors of Heron Therapeutics. Mr. Davis received his Bachelor of Science degree in accounting from Southern Nazarene University and a Juris Doctorate from Vanderbilt University. The NCG Committee believes that Mr. Davis is qualified to serve as a member of our board of directors based on his deep experience as an executive officer which enables him to bring critical company-specific and industrywide knowledge and leadership skills to the Board.

Elizabeth A. Garofalo, M.D., has served as a director of the Company since September 2020. Since 2016, Dr. Garofalo has served as the Principal for EAG Pharma Consulting LLC. Prior to that, Dr. Garofalo served in numerous leadership roles at Novartis International AG, including as Senior Vice President and Global Head of Clinical Development and member of the Novartis Global Development Leadership Team, Chair of the Novartis Portfolio Stewardship Board and Co-Head of the Novartis Neuroscience Franchise. Prior to serving at Novartis, Dr. Garofalo was Vice President and Head of the Neuroscience Therapy Area at Astellas Pharma, Inc. Dr. Garofalo started her career at Parke-Davis/Pfizer, where she held positions of increasing responsibility including Ann Arbor Site Head of Neuroscience and Ann Arbor Site Head of Worldwide Regulatory Affairs. Dr. Garofalo currently serves on the boards of directors of Exicure, Inc., Alector, Inc. and Xenon Pharmaceuticals Inc. She also serves on the board of the Institute for Advanced Clinical Trials for Children and was the Chair of the Business Advisory Board for the Epilepsy Foundation of America. Dr. Garofalo earned her M.D. from the Indiana University School of Medicine where she completed her pediatric residency. She completed fellowships in pediatric neurology and epilepsy at the University of Michigan Medical School. The NCG Committee believes that Dr. Garofalo is qualified to serve as a member of our board of directors based on her research expertise in neuroscience, extensive management experience and board experience in the life sciences industry.

Executive Officers

Set forth below is biographical information for each of our executive officers other than Mr. Davis, whose biographical information is set forth above:

Austin D. Kim is our Executive Vice President, General Counsel and Secretary and has been with the Company since July 2018. From 2006 until 2017, Mr. Kim held several senior legal positions at Teva Pharmaceutical Industries Ltd., a global specialty pharmaceutical company. At Teva, Mr. Kim was most recently Vice President and Deputy General Counsel, Corporate/M&A, handling corporate and securities law matters, acquisitions and corporate development, capital markets transactions and corporate governance matters. Before joining Teva, Mr. Kim was Deputy General Counsel at IVAX Corporation, which was acquired by Teva in 2006. Earlier in his career, Mr. Kim was a senior lawyer at Transamerica Corporation, practiced law at Pillsbury, Madison & Sutro in San Francisco and clerked for Judge Vaughn Walker of the United States District Court, Northern District of California. Mr. Kim received his J.D. from Columbia University School of Law and his A.B. in English literature and economics from Stanford University.

Mark C. Schneyer has served as our Executive Vice President and Chief Financial Officer since December 2021. Mr. Schneyer joined the Company in May 2020 as Senior Vice President, Business Development and Chief Business Officer. From September 2021 to December 2021, he served as the

Company’s Interim Chief Financial Officer. Mr. Schneyer joined the Company from Pfizer Inc., where he was most recently Vice President, Business Development for the Upjohn division, from 2019 to May 2020. Mr. Schneyer joined Pfizer’s Worldwide Business Development organization in 2011 and served in various business development positions of increasing responsibility, overseeing strategic transactions spanning licensing agreements, product acquisitions and divestitures, strategic collaborations and company acquisitions. Prior to serving at Pfizer, Mr. Schneyer was an investment banker at Lazard, where he advised boards of directors and senior management teams in the healthcare sector. Mr. Schneyer earned a Bachelor of Science in economics with a concentration in finance from the Wharton School of the University of Pennsylvania.

Brendan P. Teehan has served as our Executive Vice President, Chief Operating Officer and Head of Commercial since November 2021. Mr. Teehan joined the Company in July 2018 as Vice President, Insights, Analytics and Commercial Operations. In March 2021, he was promoted to Senior Vice President, Chief Insights and Analytics Officer. Prior to joining the Company, Mr. Teehan served as Vice President, Provider Solutions at TESARO, Inc. from June 2016 to July 2018, and as Vice President, then Senior Vice President, Pharmacy Services at RainTree Oncology, an oral oncology services company, from April 2012 to April 2016. Mr. Teehan earned a Bachelor of Arts in government and international relations from the University of Notre Dame and an M.B.A. from Carnegie Mellon University.

Doug Williamson, M.B.Ch.B., has served as our Executive Vice President of Research and Development since January 2023. Dr. Williamson has almost 30 years of scientific, clinical and medical experience primarily focused on neuroscience. Prior to joining the Company, he served as Chief Medical Officer at Destiny Biopharm Consulting, a pharmaceutical clinical development and investment consulting company, from August 2022 to January 2023, and Chief Medical Officer at Avadel Pharmaceuticals plc from February 2022 to August 2022. Prior to that, he was Senior Vice President, Head of U.S. R&D and Deputy Global Chief Medical Officer at H. Lundbeck A/S from 2016 to 2022. In this role, he led a transformation of the U.S. R&D organization and oversaw multiple cross-functional teams across clinical development and operations, medical affairs, health outcomes, pharmacovigilance, clinical pharmacology and regulatory affairs. Prior to Lundbeck, Dr. Williamson served as Global Therapeutic Area Lead, CNS, then Vice President, Global Head of Therapeutic Areas Leadership at Parexel International from 2012 to 2016, where he was the functional head of the medical group across all therapeutic areas. Earlier in his career, from 1995 to 2012, Dr. Williamson held multiple roles at Eli Lilly and Company in late-stage clinical development and medical affairs, in addition to serving as Senior Medical Director, Early Phase Neuroscience, where he oversaw the clinical development of all novel molecules in the company’s psychiatry, pain and neurodegeneration portfolio. During the past five years, Dr. Williamson has served on the board of directors of Bright Mind Biosciences Inc. Dr. Williamson is a Member of the Royal College of Psychiatrists, and earned his MB ChB (equivalent to M.D.) in medicine from the University of Edinburgh in Scotland.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Diversity

The Board Diversity Matrix, below, provides the diversity statistics for our Board of Directors.

BOARD DIVERSITY MATRIX (as of April 28, 2023)
BOARD SIZE Total Number of Directors: 9
Part I: Gender Identity Directors:	Female 3	Male 6	Non-Binary —	Did Not Disclose Gender —
Part II: Demographic Background African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent”, as affirmatively determined by the board of directors. Our Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent”, including those set forth in the applicable Nasdaq listing standards.

Consistent with these considerations, after review of all identified relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of our current directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Mr. Davis, our Chief Executive Officer.

Our independent directors meet quarterly in regularly scheduled executive sessions at which only non-employee directors are present and which are presided over by the Chair of the Board.

Board Leadership Structure

Our Board has an independent Chair who has authority, among other things, to call and preside over meetings of our Board, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of our Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of our Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of our Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s functions is risk oversight for the Company. The Board does not have a standing risk management committee, but rather administers this oversight function directly, as well as through various committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Board has received regular updates from the Chief Executive Officer on the evolving COVID-19 pandemic and its impact on the Company’s business. Our Compensation Committee is responsible for overseeing the Company’s executive compensation plans and arrangements and assessing whether any of our compensation policies or procedures has the potential to encourage excessive risk-taking. The Audit Committee oversees management of financial risks. The Audit Committee also monitors compliance with legal and regulatory requirements related to our finances. The NCG Committee manages risks associated with corporate governance, including the independence of the Board, potential conflicts of interest and whether our corporate governance guidelines are successful in preventing illegal or improper liability-creating conduct. Typically, the applicable Board committees discuss the applicable risk oversight at least annually at one of the regularly scheduled meetings for that committee with the relevant employees. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports and reports from management about such risks. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of the Board of Directors

The Board of Directors met 11 times during 2022. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members.

Information Regarding Committees of the Board of Directors

The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Scientific Advisory Committee. The following table provides membership and meeting information for 2022:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Advisory Committee
Julian C. Baker		X*	X
Stephen R. Biggar		X		X
Laura A. Brege	X*		X
James M. Daly	X	X
Elizabeth A. Garofalo				X
Edmund P. Harrigan				X*
Adora Ndu				X
Daniel B. Soland	X		X*
Meetings in 2022	4	4	1	3

* Committee Chair

Below is a description of the Audit Committee, Compensation Committee and NCG Committee of the Board of Directors. The Board of Directors has determined that each member of such committees meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors is composed of three directors, each of whom is independent, and was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee operates pursuant to a written charter that is available on our website at https://ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report. The functions of the Audit Committee include, among other things:

•
reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services,
•
reviewing our annual and quarterly results, financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management,
•
reviewing and discussing with our independent registered public accounting firm and management, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our internal control over financial reporting,
•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal auditing controls or auditing matters,

•
establishing procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and
•
reviewing and approving any transaction with a related person that must be disclosed by us.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in the applicable Nasdaq listing standards). Our Board of Directors has determined that Ms. Brege qualifies as an “audit committee financial expert”, as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Brege’s level of knowledge and experience based on a number of factors, including her formal education, prior experience and business acumen.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available on our website at https://ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The Audit Committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and is seeking ratification of such selection by the stockholders.

The foregoing report has been furnished by the Audit Committee.

Laura A. Brege, Committee Chair

James M. Daly

Daniel B. Soland

Compensation Committee

The Compensation Committee is composed of three directors, each of whom is independent. The Compensation Committee operates pursuant to a written charter that is available on our website at https://ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report. The functions of the Compensation Committee include, among other things:

•
reviewing and recommending to our Board of Directors the compensation and other terms of employment of our executive officers,
•
reviewing and suggesting corporate performance goals and objectives relevant to such compensation, which shall support and reinforce our long-term strategic goals,
•
recommending to our Board of Directors the type and amount of compensation to be paid or awarded to non-employee directors for their service on our Board of Directors and its committees,
•
evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification, administration or termination of existing plans and programs,
•
establishing policies with respect to equity compensation arrangements,
•
reviewing the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers and approving any such agreements for all officers prior to approval by the Board of Directors, and
•
considering and responding to votes by the Company’s stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining the Company’s recommendations regarding the frequency of advisory votes on executive compensation.

Each year, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

The Compensation Committee meets several times each year. The agenda for each meeting is usually developed by the chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his individual performance. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Compensation Committee. In particular, the

Compensation Committee has authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the committee’s charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. For 2022, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as a compensation consultant to assist with Board and executive compensation. The Compensation Committee requested that FW Cook:

•
evaluate the efficacy of the Company’s existing executive compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and
•
assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy, including developing performance-based options designed focused on long-term incentives for executive officers.

As part of its engagement, FW Cook was requested by the Compensation Committee to review and update, as necessary, the comparator group of companies used for fiscal 2021 compensation discussions and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, FW Cook also conducted interviews with certain members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Following an active dialogue with FW Cook and our Chief Executive Officer, the Compensation Committee and/or the Board of Directors approved the recommendations discussed in the Compensation Discussion and Analysis section of this proxy statement.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In addition, in 1998, the Board of Directors formed a Non-Officer Stock Option Committee to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not executive officers of the Company. In July 2018, the Board of Directors delegated the authority to grant options under the 2010 Equity Incentive Plan, as amended, to Mr. Davis and Mr. Kim, acting together. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Board of Directors. The authority of the Non-Officer Stock Option Committee is typically specified every quarter, but, generally, it may not grant equity awards in excess of 100,000 shares to any one employee. Typically, as part of its oversight function, the Compensation Committee will review on a quarterly basis the list of grants made by the subcommittee.

The Compensation Committee meets to discuss and make recommendations to the Board of Directors regarding annual compensation adjustments, annual bonuses, annual equity awards, and new performance objectives. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the effectiveness of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to it by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which recommends to the Board of Directors any adjustments to his compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, compensation surveys, and recommendations of compensation consultants, if applicable.

The specific determinations of the Compensation Committee with respect to executive compensation for 2022 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Corporate Governance Committee

The NCG Committee of the Board of Directors is composed of three independent directors and operates pursuant to a written charter that is available on our website at https://ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report. The functions of the NCG Committee include, among other things:

•
interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors,
•
evaluating nominations by stockholders of candidates for election to our Board of Directors,
•
evaluating the performance of our Board of Directors and applicable committees of the Board and making recommendations regarding continued service on the Board,
•
developing, reviewing and amending a set of corporate governance policies and principles, including our Code of Business Conduct and Ethics,
•
considering questions of possible conflicts of interest as well as independence requirements of nominees for the Board, and
•
overseeing and reviewing the processes and procedures we use to provide information to the Board of Directors and its committees.

Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the NCG Committee considers skills, diversity, age, and such other factors as it deems appropriate given our current needs and the current needs of the Board of Directors, to maintain a balance of knowledge, experience and capability. The NCG Committee does not have a formal policy regarding diversity, but does recognize the potential importance of diversity in board composition, including diversity of experience, gender and ethnicity, and believes that directors should represent a diversity of viewpoints. To these ends, the NCG Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, as well as the Company’s current needs and future needs, with the goal of having Board members who complement and strengthen the skills of each other through diversity and who also exhibit qualities that the NCG Committee views as critical to effective functioning of the Board of Directors, including sound judgment, collegiality, and integrity. In the case of incumbent directors whose terms of office are set to expire, the NCG Committee reviews such directors’

experience, qualifications, attributes, overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant considerations. In the case of new director candidates, the NCG Committee also determines whether the nominee would be independent under applicable Nasdaq listing standards, and SEC rules and regulations with the advice of counsel, if necessary. The NCG Committee uses its network of contacts to compile a list of potential candidates, but has also engaged, when it deemed appropriate, a professional search firm. The NCG Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The NCG Committee meets to discuss and consider candidates’ qualifications and selects candidates for recommendation to the Board by majority vote. In 2022, the NCG Committee retained a national recruiting firm to assist in the process of identifying and evaluating director candidates.

The NCG Committee will consider director candidates recommended by stockholders. The NCG Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the NCG Committee must do so by delivering a written recommendation to the NCG Committee at the following address: c/o Corporate Secretary, Acadia Pharmaceuticals Inc., 12830 El Camino Real, Suite 400, San Diego, California 92130. Each submission must set forth: the full name of the proposed nominee; a description of the proposed nominee’s business experience for at least the previous five years; complete biographical information; a description of the proposed nominee’s qualifications as a director; and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. For the proposed candidate to be considered for nomination for the 2024 Annual Meeting of Stockholders, the written communication must be received no earlier than February 2, 2024 but no later than March 3, 2024.

ScienTIFIC Advisory COMMITTEE

The Scientific Advisory Committee of the Board of Directors is composed of four directors and operates pursuant to a written charter. The functions of the Scientific Advisory Committee include, among other things, assisting the Board of Directors in fulfilling its responsibilities to oversee the Company’s scientific activities, including its drug discovery, preclinical development and clinical development programs, and providing advice and assistance to the Company’s management with regard to the role, composition and management of the Company’s scientific advisory boards and clinical advisory boards, and other such advisory entities as may exist from time to time.

Board Skills and Experience

Our Board comprises a diverse group of individuals, each of whom possesses various complementary skills and business experience. We believe that our Board collectively has an appropriate mix of skills to guide and assist Acadia in seeking to achieve our long-term goals.

EXPERTISE	Biggar	Baker	Brege	Daly	Davis	Garofalo	Harrigan	Ndu	Soland
Biopharma Industry
Operational Leadership
Drug Discovery, Development & Regulatory
Commercial
PhD/MD
Financial
Independence

Stockholder Communications with the Board of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its individual directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Company’s General Counsel at 12830 El Camino Real, Suite 400, San Diego, California 92130. All communications will be compiled by the General Counsel and submitted to the Board or the individual directors on a periodic basis. These communications will be reviewed by the General Counsel, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board of Directors to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters, discussed below, will be treated in accordance with that policy.

Corporate Social Responsibility

We partner beyond the science, so more possibilities shine through. While our primary passion is helping people fight biological diseases, our diverse team of employees is committed to doing so sustainably and ethically, while using our resources to give back.

Product Safety and Quality

Our patients trust us to deliver products that are both safe and effective. We’re creating and refining infrastructures with the help of a dedicated team to manufacture innovative medicines.

•
Policy: We have policies that uphold the standards provided by the U.S. Food and Drug Administration (“FDA”) to ensure quality, safe medicines.

•
Management: We take a proactive approach to ensure quality by prioritizing regulatory compliance and performing routine compliance checks.
•
Drug Safety: We have a system of robust processes to review and evaluate the safety of our medicines, and we are committed to continuous improvement.

Access to Medicine and Support

Patients can’t benefit from what they don’t have access to. We support them by making sure they have access to resources through a safe, professional network.

•
Specialty Pharmacies: We work with Specialty Pharmacies to help patients navigate insurance and financial assistance as well as connect to advocacy organizations.
•
Acadia Connect®: Our platform that helps patients start and continue on treatment with support from care coordinators.

Giving Back

Through our commUNITY program events, Acadians let their generosity shine through by helping people experiencing homelessness, supporting the environment, participating in an event with one of our Employee Resource Groups, sending Valentine’s Day cards to seniors in isolation, donating books to reading programs, feeding homeless men and women at a local soup kitchen, picking up trash in a city park, assembling lunches for a food pantry – a range of service as broad as Acadia’s commitment to our communities.

We frequently donate to: Caregiver Action Network, Parkinson’s Foundation, and the Michael J. Fox Foundation.

Environment

We minimize our carbon footprint in two key ways: our physical buildings and manufacturing process. Both of our office buildings limit their carbon footprint, and our San Diego building is Gold Level LEED certified. In our manufacturing process, our chemists are committed to “green chemistry,” increasing efficiencies, reducing materials, and minimizing waste. We continue to evolve our efforts, aiming for a long-term, sustainable future.

Diversity, Equity and Inclusion (DEI)

Acadia is committed to our Diversity, Equity, and Inclusion journey

We believe our diverse perspectives drive innovation and support our mission of elevating life through science. We are dedicated to fostering a culture of curiosity and belonging: Curiosity at Acadia means we seek to understand more about ourselves, each other, and the work that we do. Belonging at Acadia means you can bring your whole self to work and also let your whole self shine through.

Acadia has a team dedicated to our Diversity, Equity, & Inclusion strategy and whole-self employee wellbeing, both key components of our culture of curiosity and belonging.

Our current initiatives include:

•
A DEI Council with eight cross-functional subcommittees focused on integrating our DEI strategy into different business areas. Three of these subcommittees are employee focused, two of these subcommittees are business focused, and three of these subcommittees are patient and community focused.
•
Diversity, equity, and inclusion training is required for all employees. These courses include an introduction to DEI, implicit bias, micro-aggressions, and more.
•
Instructor-led DEI training is incorporated into our people leader trainings, including performance management.
•
Additional DEI learning is accessible through on-demand tools and resources.
•
Four Employee Resource Groups (ERGs) have been formed by employees and are supported by our DEI Team. ERGs provide employees with belonging, friendship, inclusivity, opportunities for mentoring and networking, as well as improved employee engagement.
•
Performance of routine audits to assess personnel practices for equity including: hiring, promotion, performance appraisals, and compensation.
•
A whole-self wellness program focused on the physical, mental, financial, and community health of our employees and their families.
•
We operate multiple employee listening techniques ranging from engagement surveys to focus groups and individual connections.

Acadia recognizes that DEI efforts are most successful when they are integrated into everything we do. Our DEI Council and its sub-committees focus on areas including: the employee life-cycle, external opportunities for DEI efforts, and corporate opportunities for DEI efforts. Our Employee Resource Groups provide all employees opportunities to increase their personal engagement, improve their cultural competencies, celebrate their curiosity, and increase their sense of belonging in our Acadia family. We believe that our differences are our strengths – that creating an environment where everyone, from any background, can do our best work on behalf of the community we serve is the right thing to do. We also believe our diverse perspectives drive innovation and support our mission of elevating life through science.

Professional Development

Supporting the success of DEI at all levels at Acadia is not just about removing barriers in the hiring process – it is also about making sure that Acadians all have access to the right tools in order to succeed once they join us. Our processes, policies, and procedures help support diversity, equity, and inclusion throughout the talent lifecycle.

We are committed to the ongoing growth and development of all employees at Acadia. A variety of development offerings are available at Acadia, including our tuition reimbursement program, live training programs for individuals and leaders, and on-demand tools and resources. We also recognize that professional development expands beyond formal learning and encourage employees to create an individual development plan which incorporates mentors, coaches, ongoing feedback and stretch assignments. We believe these development opportunities enhance necessary skills and knowledge for current positions, for potential future positions at Acadia, and they enhance our employees’ overall engagement.

Code of Business Conduct and Ethics

As part of Acadia’s Comprehensive Compliance Program described below, we have adopted the Acadia Pharmaceuticals Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at https://ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report. We will promptly disclose on our website (i) the nature of any amendment to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver. Acadia requires all employees to comply with its Code of Business Conduct and Ethics and its U.S. Healthcare Compliance Manual.

Comprehensive Compliance Program

Acadia’s Comprehensive Compliance Program is aligned with (1) the United States Department of Health and Human Services, Office of Inspector General’s April 2003 “Compliance Program Guidance for Pharmaceutical Manufacturers” and (2) the Pharmaceutical Research and Manufacturers of America’s “Code on Interactions with Health Care Professionals.” Acadia’s Comprehensive Compliance Program has been designed to prevent and detect violations of company policy or law through a proactive and practical training and communication approach, an open-door policy to discuss and report any concerns and a comprehensive auditing and monitoring platform. In the event Acadia becomes aware of potential compliance concerns, it will, where appropriate, take steps to investigate the matter, pursue disciplinary action, and/or implement corrective measures to prevent future issues.

Hedging Policy

Our Amended and Restated Policy for Stock Trading by Officers, Directors and Certain Other Employees prohibits our officers, directors, and other employees that may be designated from time to time by our Chief Executive Officer, from engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions with respect to our stock at any time. Our policy further prohibits such persons from engaging in transactions involving any loan, pledge or other transfer of beneficial ownership of the Company’s securities without obtaining advance clearance of the proposed transaction from our Chief Executive Officer or Chief Financial Officer.

Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters

We have adopted an Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters to facilitate the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by our employees of concerns regarding these matters. The Open Door Policy is available on our website at https://ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report.

Proposal 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2017 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. Consistent with that preference, our Board is soliciting an advisory vote at the 2023 Annual Meeting of Stockholders and intends to do so each year until the stockholders indicate a different preference.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the compensation philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are designed to align executive compensation with the Company’s business objectives and corporate performance, to be consistent with current market practices, and to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, our Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on our Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Unless the Board decides to modify its policy regarding the requesting of soliciting advisory votes on the compensation of the Company’s named executive officers, the next scheduled say-on-pay vote will be at the 2024 Annual Meeting of Stockholders.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present at the meeting or represented by proxy and entitled to vote on this matter. Abstentions will be counted toward the vote total for Proposal 2 (Say-on-Pay Proposal) and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total for Proposals 2 (Say-on-Pay Proposal).

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 2

PROPOSAL 3:
ADVISORY VOTE ON Frequency of Solicitation of stockholder advisory votes on EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act also enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement. Currently, consistent with the preference expressed by the stockholders at the Company’s 2017 Annual Meeting of Stockholders, the policy of the Board is to solicit a non-binding advisory vote on the compensation of the named executive officers every year. Accordingly, the Board is again asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. The option among those choices that receives the votes of the holders of a majority of shares present in person at the meeting or represented by proxy and entitled to vote on the matter will be deemed to be the frequency preferred by the stockholders; however, in the event that no frequency receives a majority, the Board will consider whichever frequency receives a plurality of the votes to be the frequency preferred by the stockholders. Abstentions will be counted toward the vote total for Proposal 3 (Say-on-Frequency Proposal) and will have the same effect as votes “Against” each of the proposed voting frequencies. Broker non-votes will have no effect and will not be counted towards the vote total for Proposal 3 (Say-on-Frequency Proposal).

The Board believes that an annual advisory vote on the compensation of the Company’s named executive officers will allow stockholders to provide direct input on the Company’s compensation philosophy, policies and practices every year. The Board believes the annual vote has worked well and gives stockholders the opportunity to react promptly to emerging trends in compensation and to provide feedback before those trends become pronounced over time, and gives the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from stockholders. The Board therefore recommends that stockholders vote in favor of an advisory vote every year. While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every other year or every three years. The Board’s recommendation may be modified in future years if it becomes apparent that an annual say-on-pay vote is not meaningful, is burdensome, or is more frequent than recommended by best corporate governance practices. Based on these factors, our Board has recommended that future say-on-pay votes occur each year.

The Board and the Compensation Committee value the opinions of the stockholders in this matter, and the Board intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support, even if that alternative does not receive the support of a majority of the shares present and entitled to vote. However, because this vote is advisory and, therefore, not binding on the Board or the Company, the Board may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 3.

Proposal 4:
Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP was selected by the Audit Committee as our independent registered public accounting firm in March 2015. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Acadia and our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the holders of a majority of shares present at the meeting or represented by proxy and entitled to vote on this matter. Abstentions will be counted towards the vote total for Proposal 4 (Auditor Ratification Proposal), and will have the same effect as “Against” votes. We do not anticipate broker non-votes for Proposal 4 because this proposal is considered a “routine” matter under NYSE rules.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by Ernst & Young LLP for the fiscal years ended December 31, 2022 and 2021:

	Fiscal Year Ended December 31,
	2022	2021
Audit fees(1)	$1,223,100	$1,012,800
Tax fees(2)	405,385	373,538
Total fees	$1,628,485	$1,386,338

(1)
Represents fees for services rendered for the audit and reviews of our financial statements, including fees related to auditing work for our compliance with Section 404 of the Sarbanes-Oxley Act. Audit fees also include fees for services associated with periodic reports and other documents filed with the SEC, including a consent and other documents issued in connection with such filing.
(2)
Represents fees for preparation of federal, state and foreign income taxes and related schedules and calculations.

Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures in place, pursuant to which services proposed to be performed by our independent registered public accounting firm are pre-approved by the Audit Committee. The policies generally provide for pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual service-by-service basis. The pre-approval of non-audit services also has been delegated to the Chair of the Audit Committee, but each pre-approval decision is reported to the full Audit Committee at its next scheduled meeting. All of the fees listed under the caption “Tax fees” incurred in 2022 and 2021 were approved in accordance with our pre-approval policies and procedures.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of February 16, 2023, by: (i) each of our directors and nominees for director, (ii) each of our Named Executive Officers (as defined below), (iii) all of our current directors and executive officers as a group, and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and/or a review of Schedules 13D and 13G, if any, and other documents filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 162,230,184 shares outstanding on February 16, 2023, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before April 17, 2023, which is 60 days after February 16, 2023. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Baker Bros. Advisors LP(2)	42,163,470	26.0%
FMR LLC(3)	9,334,613	5.8%
The Vanguard Group(4)	13,279,775	8.2%
Blackrock Inc.(5)	10,258,738	6.3%
Directors and Named Executive Officers
Julian C. Baker(6)	42,163,470	26.0%
Stephen R. Biggar(7)	42,163,470	26.0%
Laura A. Brege(8)	110,492	*
James M. Daly(9)	88,133	*
Stephen R. Davis(10)	2,270,967	1.4%
Elizabeth A. Garofalo(11)	39,506	*
Edmund P. Harrigan(12)	145,383	*
Austin D. Kim(13)	228,580	*
Adora Ndu	—
Mark C. Schneyer(14)	68,803	*
Daniel B. Soland(15)	156,883	*
Srdjan R. Stankovic(16)	936,133	*
Brendan P. Teehan(17)	103,014	*
All current directors and executive officers as a group (13 persons)(18)	45,375,231	27.5%

* Less than one percent.

(1)
Except as otherwise noted below, the address for each person or entity listed in the table is c/o Acadia Pharmaceuticals Inc., 12830 El Camino Real, Suite 400, San Diego, California 92130.

(2)
The shares of common stock reported to us as beneficially owned by Baker Bros. Advisors LP (“BBA”) includes 38,433,977 shares owned by Baker Brothers Life Sciences, L.P. (“BBLS”), 3,470,609 shares owned by 667, L.P., 40,443 shares owned by FBB3 LLC, 124,492 shares issuable to Dr. Biggar upon the exercise of stock options, and 100,492 shares issuable to Mr. Baker upon the exercise of stock options. Pursuant to an agreement between Dr. Biggar and Baker Bros. Advisors LP, Dr. Biggar disclaims voting, dispositive power and pecuniary interest in stock options granted to him for services he performs as an employee of BBA. Mr. Baker has voting and investment power over the shares held by each of 667, BBLS and FBB3, as a principal of BBA-GP. Mr. Baker disclaims beneficial ownership of all shares held by 667, BBLS and FBB3, except to the extent of his indirect pecuniary interest therein. Does not include an aggregate of 489,269 shares issuable under warrants held by the Baker Brothers Funds, which are subject to a 19.99% ownership limitation that restricts exercise. BBA is the management company and investment adviser to 667, BBLS and FBB3 and may be deemed to beneficially own all shares held by 667, BBLS, FBB3, Mr. Baker and Dr. Biggar. Baker Bros. Advisors (GP) LLC, or BBA-GP, is the sole general partner of BBA. Julian C. Baker and Felix J. Baker have voting and investment power over the shares held by each of 667, BBLS and FBB3, as principals of BBA-GP. Julian C. Baker, Felix J. Baker, BBA and BBA-GP disclaim beneficial ownership of all shares held by 667, BBLS and FBB3, except to the extent of their indirect pecuniary interest therein. The address for the Baker Brothers Funds is 860 Washington Street, 3rd Floor, New York, New York 10014. This information is based on the most recent Schedule 13D filed on behalf of Baker Bros. Advisors LP, subsequent filings, and our records relating to current outstanding stock options.
(3)
The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. This information is based on its most recently filed Schedule 13G.
(4)
The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. This information is based on its most recently filed Schedule 13G.
(5)
The address for Blackrock Inc. is 55 East 52nd Street, New York, NY 10055. This information is based on its most recently filed Schedule 13G.
(6)
Includes securities described in note 2 above. Mr. Baker disclaims beneficial ownership of all shares held by 667, BBLS and FBB3, except to the extent of his indirect pecuniary interest therein.
(7)
Includes securities described in note 2 above. Dr. Biggar is an employee of BBA but disclaims beneficial ownership of any securities held by the Baker Brothers funds. Additionally, pursuant to an agreement between Dr. Biggar and BBA, Dr. Biggar disclaims beneficial ownership of any stock options granted to him for services he performs as an employee of BBA.
(8)
Includes 110,492 shares issuable to Ms. Brege upon (a) the exercise of stock options exercisable within 60 days of February 16, 2023 and (b) the vesting of restricted stock units within 60 days of February 16, 2023.
(9)
Includes 6,391 shares owned by Mr. Daly and 81,742 shares issuable to Mr. Daly upon (a) the exercise of stock options exercisable within 60 days of February 16, 2023 and (b) the vesting of restricted stock units within 60 days of February 16, 2023.
(10)
Includes 84,633 shares owned by Mr. Davis and 2,186,334 shares issuable to Mr. Davis upon (a) the exercise of stock options exercisable within 60 days of February 16, 2023 and (b) the vesting of restricted stock units within 60 days of February 16, 2023.
(11)
Includes 10,228 shares owned by Dr. Garofalo and 29,278 shares issuable to Dr. Garofalo upon (a) the exercise of stock options exercisable within 60 days of February 16, 2023 and (b) the vesting of restricted stock units within 60 days of February 16, 2023.
(12)
Includes 7,391 shares owned by Dr. Harrigan and 137,992 shares issuable to Dr. Harrigan upon (a) the exercise of stock options exercisable within 60 days of February 16, 2023 and (b) the vesting of restricted stock units within 60 days of February 16, 2023.
(13)
Includes 18,697 shares owned by Mr. Kim and 209,883 shares issuable to Mr. Kim upon (a) the exercise of stock options exercisable within 60 days of February 16, 2023 and (b) the vesting of restricted stock units within 60 days of February 16, 2023.
(14)
Includes 4,607 shares owned by Mr. Schneyer and 64,196 shares issuable to Mr. Schneyer upon (a) the exercise of stock options exercisable within 60 days of February 16, 2023 and (b) the vesting of restricted stock units within 60 days of February 16, 2023.
(15)
Includes 6,391 shares owned by Mr. Soland and 150,492 shares issuable to Mr. Soland upon (a) the exercise of stock options exercisable within 60 days of February 16, 2023 and (b) the vesting of restricted stock units within 60 days of February 16, 2023.
(16)
Includes 61,234 shares owned by Dr. Stankovic and 874,899 shares issuable to Dr. Stankovic upon (a) the exercise of stock options exercisable within 60 days of February 16, 2023 and (b) the vesting of restricted stock units within 60 days of February 16, 2023. Dr. Stankovic ceased being an executive officer effective December 31, 2022.
(17)
Includes 4,549 shares owned by Mr. Teehan and 98,465 shares issuable to Mr. Teehan upon (a) the exercise of stock options exercisable within 60 days of February 16, 2023 and (b) the vesting of restricted stock units within 60 days of February 16, 2023.
(18)
Includes (a) securities described in notes 6 through 15 and note 17, and (b) Doug Williamson, who is not a beneficial owner of any of our shares as of the date within 60 days of February 16, 2023.

Executive Compensation -
Compensation Discussion and Analysis

Executive Summary

The Compensation Committee of the Board of Directors, which consists entirely of independent directors, administers the Company’s executive compensation program. The role of the Compensation Committee is to oversee compensation and benefit plans and policies, to administer stock plans, and to review and recommend to the full Board of Directors for approval all compensation decisions relating to executive officers.

Executive Compensation Objectives and Philosophy

The Company’s executive compensation policies are designed to:

•
align executive compensation with business objectives and corporate performance;
•
attract and retain executive officers who contribute to the Company’s long-term success;
•
reward and motivate executive officers who contribute to operating and financial performance; and
•
link executive officer compensation and stockholder interests through the grant of long-term incentives.

The Compensation Committee believes that compensation programs should include short-term and long-term components, including cash and equity-based compensation, and should encourage and reward performance as measured against pre-established goals. The Compensation Committee evaluates both performance and compensation to make sure that compensation provided to executives of the Company remains competitive relative to compensation paid by companies of similar size and stage of development operating in the biotechnology and pharmaceutical industry, taking into account the Company’s relative performance and strategic goals. The Compensation Committee considers the total current and potential long-term compensation of each executive officer in establishing each element of compensation but views each element as related but distinct.

The Compensation Committee’s philosophy is anchored by its strong pay-for-performance orientation and alignment with stockholder interests, based on the following beliefs.

•
“At-risk” compensation focuses executives on achievement of short- and long-term goals. The Company’s executive compensation program is primarily performance-based, for both short-term incentives (annual cash bonuses) and long-term incentives (equity awards). In 2022, a majority of the primary compensation (base salary, regular annual cash incentives and the grant date fair market value of equity awards, in each case as reflected in the 2022 Summary Compensation Table) of the Chief Executive Officer and of the other named executive officers on average was variable (approximately 94% and 87%, respectively), based on performance and/or stock price.

•
Short-term cash incentives should be based on objective, measurable goals to drive the achievement of strong annual performance. For 2022, under the annual cash incentive program, executives were eligible for target bonuses ranging from 50% to 80% of base salary. Under this program, if the threshold, or minimum, performance level of a particular goal is not achieved, there is no payout. If a particular goal is achieved at only a threshold performance level, 75% (50% in the case of sales goals) of the target bonus is payable, and if such goal is achieved at the outperform (highest) level, a maximum of 150% (200% in the case of sales goals) of the target bonus is payable, with an overall cash incentive payout cap of 150% of target. Consistent with our pay-for-performance philosophy, based on our results for 2022, annual cash incentives were paid out at approximately 93% of target.
•
Performance stock units reward executives for the achievement of long-term objectives. Performance Stock Units (PSUs) represented 25% of senior management’s annual equity grant value in 2022. The PSUs become vested only upon the determination by the Compensation Committee that specific, and difficult to attain, long-term commercial, clinical, regulatory and business development objectives have been achieved. No PSU goals were achieved in either 2021 or 2022, attesting to the difficulty of meeting the objectives necessary for vesting PSUs.
•
Stock options are inherently performance-based, as executives realize value only if there is stock price appreciation and such appreciation is maintained through the applicable vesting and exercise dates. Time-based stock options represented 50% of senior management’s annual grant value in 2022. As of December 31, 2022, all outstanding vested stock options for each named executive officer were underwater, which illustrates the alignment of the long-term equity program with stockholder interests.
•
Restricted stock units are part of a balanced portfolio of equity awards. Consistent with stockholder feedback, time-based restricted stock units (RSUs) were retained as part of the equity program and represented 25% of senior management’s annual grant value in 2022. As discussed in further detail below, in April 2022 certain executives were granted retention awards consisting of RSUs in addition to their annual equity awards. The special one-time retention awards to these executives were made after a company-wide retention program (excluding these executives) that was implemented following a prolonged period of significantly increased employee attrition and business challenges. The Compensation

Committee determined that the extraordinary circumstances warranted a robust effort to support retention at all levels within the Company.

Company Performance in 2022

2022 was a year of solid performance for the Company. While the COVID-19 pandemic eased somewhat, patient-physician visits and in-person interactions with medical practices in the Parkinson’s disease segment continued to be disproportionately impacted, resulting in moderate growth in NUPLAZID net revenues of 7% over 2021. Nonetheless, a number of R&D and business development objectives were achieved during the year, including the submission of a new drug application (NDA) for trofinetide for the treatment of Rett syndrome and the in-licensing or acquisition of several programs significantly bolstering the Company’s pipeline. In addition, the Company met other major goals such as the resubmission of its supplemental NDA for Alzheimer’s disease psychosis and the completion of a Phase II study in the pain program acquired in 2020, although these efforts did not ultimately lead to an approval or progression to a Phase III trial, respectively.

The Company’s annualized total shareholder return as determined in accordance with Item 402(v), “TSR”) was -32% and -28% for the one- and three-year periods ending December 31, 2022, which ranked at the 29th and 16th percentile of its peer group, respectively. Nonetheless, the Compensation Committee believes that the Company remains well-positioned to execute on its long-term objectives, including maximizing the profitability of NUPLAZID, completing our ongoing and planned clinical trials, and continuing to invest in our pipeline through business development. Indeed, in March 2023 the Company’s NDA for trofinetide for the treatment of Rett syndrome was approved by the FDA, making DAYBUE the first and only approved therapy for Rett syndrome.

Say-on-Pay and Stockholder Engagement

As part of the Compensation Committee’s annual review of the executive compensation program, it considers the outcome of the annual advisory vote of stockholders. At the 2022 Annual Meeting, approximately 97% of the “say on pay” votes cast were in favor of the compensation of the Company’s named executive officers in 2021. The vote was favorable, as it has been every year since 2013 (the first time an advisory vote was held). Despite the high approval rating, the Compensation Committee continues to value stockholder feedback. In response to stockholder feedback in 2018 and 2019, the Company made several programmatic changes that were well-received by stockholders and have remained a part of the ongoing program. Considering the substantial stockholder support for the “say on pay” vote at the 2022 Annual Meeting, there were no significant changes made to the regular annual executive compensation program for 2022.

Positive Pay Practices

The Company’s executive compensation program reflects several positive pay governance practices, as follows:

What We Do	What We Don’t Do

✓ Grant compensation that is primarily at-risk and tied to performance	× Allow hedging of Company equity
✓ Subject short- and long-term incentive compensation to measurable and rigorous goals	× Reprice stock options
✓ Use an independent compensation consultant	× Provide excessive perquisites
✓ Cap annual cash incentive payments at 150% of target and PSUs at 200% of target	× Provide supplemental executive retirement plans
✓ Structure compensation to avoid excessive risk taking	× Pay tax gross-ups on a change in control
✓ Provide competitive compensation that is compared against an industry peer group	× Provide “single trigger” change in control payments
✓ Have rigorous stock ownership guidelines	× Provide excessive severance benefits
✓ Have a “clawback” policy that covers cash and equity incentive awards

Determining Executive Compensation

Peer Group and Benchmarking

General. The Compensation Committee uses a peer group developed in coordination with an independent compensation consulting firm to assist it in understanding market factors, including the range of base salary, target annual incentive compensation, and equity grant levels offered for comparable roles at comparable companies. The Compensation Committee looks to the peer group of companies, as well as the broader market, as a baseline for executive compensation decisions. Generally, it does not target executive officer compensation at a specific level or percentage relative to compensation provided by the companies in the peer group or broader market. Instead, when determining compensation for executive officers, the Compensation Committee takes into account a broad array of factors, including the experience level of the individuals in their current positions, the overall financial and strategic performance of the Company during the year and the performance and contribution of each executive during the year relative to individual, pre-defined goals and objectives.

2022 Peer Group. In the fall of 2021, the Compensation Committee engaged an independent compensation consulting firm, Frederic W. Cook & Co. (“FW Cook”), to assist it with the development of an updated peer group to reference for 2022 compensation. Several changes were made from the peer group used for 2021 pay decisions: Amarin, Apellis Pharmaceuticals, Heron Therapeutics, Insmed, Intra-Cellular Therapies, Ironwood Pharmaceuticals, Pacira BioSciences, PTC Therapeutics and Zogenix were added, while Alnylam Pharmaceuticals, Exact Sciences, Exelixis, Ionis Pharmaceuticals, Sarepta Therapeutics, Seagen and United Therapeutics were removed. In establishing the peer group for 2022, the Compensation Committee considered potential peer companies’ stage of development and size

(especially market capitalization) relative to Acadia. The resulting peer group used for 2022 compensation decisions consisted of:

Alkermes	Intercept Pharmaceuticals
Amarin	Intra-Cellular Therapies
Amicus Therapeutics	Ironwood Pharmaceuticals
Apellis Pharmaceuticals	Jazz Pharmaceuticals
Biohaven Pharmaceuticals	Nektar Therapeutics
bluebird bio	Neurocrine Biosciences
Blueprint Medicines	Pacira BioSciences
FibroGen	PTC Therapeutics
Global Blood Therapeutics	Sage Therapeutics
Heron Therapeutics	Ultragenyx
Insmed	Zogenix

When the 2022 peer group was selected in August 2021, Acadia’s market capitalization of approximately $2.9 billion was at the 65th percentile of the peer group.

In the fall of 2022, with the assistance of FW Cook, the Compensation Committee approved an updated peer group that will be used for 2023 compensation decisions. The following changes were made to the peer group: BioCryst Pharmaceuticals, ChemoCentryx, Corcept Therapeutics, Sorrento Therapeutics and Supernus Pharmaceuticals were added, and Amarin, bluebird bio, Heron Therapeutics, Intercept Pharma, Jazz Pharmaceuticals, Neurocrine and Zogenix were removed. The updated peer group reflects changes that were made primarily in consideration of peers that were either outside the size criteria (e.g., market capitalization was too high) or experienced significant price declines, as well as one peer that was acquired from the time that the peer group was last approved in the fall of 2021.

Performance Evaluation

Historically, the Chief Executive Officer has evaluated the performance of the other executive officers on an annual basis and made recommendations to the Compensation Committee with respect to salary adjustments, bonuses and equity awards. For 2022, Mr. Davis provided guidance to the Compensation Committee on the Company’s achievement of corporate goals, based on his discussions with senior management. The Compensation Committee exercises its discretion in determining recommendations to the Board for salary adjustments and discretionary cash and equity awards for executive officers. Mr. Davis did not participate in, and was not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his performance.

Elements of Executive Compensation

Compensation for executives consists of four principal components: base salary, potential annual incentive bonus, long-term incentives, and post-employment compensation. Changes to these components have been generally determined and made or paid, as appropriate, in the winter of each year.

Base Salary

As a general matter, the base salary for each executive is initially established through arm’s-length negotiation at the time of hire, taking into account such officer’s qualifications, experience, prior salary (if available), and competitive market salary information for similar positions in the biotechnology industry. Base salaries of executives are reviewed annually and any adjustment is determined by an assessment of corporate performance, the performance of each executive officer against his or her individual job and functional area’s responsibilities including where appropriate, the impact of such performance on the Company’s business results, the financial position of the Company, competitive market conditions for executive compensation for similar positions, and cost-of-living considerations. For 2022, base salaries were increased as follows, with the percentage increase generally tracking the increase applied for non-executives:

Name	2021 Salary	2022 Salary	% Increase
Stephen R. Davis	$797,075	$828,958	4.0%
Srdjan R. Stankovic(1)	$743,334	$758,200	2.0%
Austin D. Kim	$474,000	$493,000	4.0%
Mark C. Schneyer	$460,000	$469,200	2.0%
Brendan P. Teehan	$475,000	$484,500	2.0%

(1)
Dr. Stankovic retired from the Company and ceased being an executive officer effective December 31, 2022.

Annual Incentive Bonuses

The Compensation Committee believes that performance-based cash bonuses play an important role in providing incentives to executives to achieve defined annual corporate goals. At the beginning of each year, the Compensation Committee reviews a detailed set of overall corporate performance goals for the current year prepared by management that are intended to apply to the executives’ annual incentive awards. Typically, if those goals are achieved in full, 75% of the executives’ annual target incentive awards would be earned. In early 2022, the Compensation Committee reserved and later exercised its ability to approve additional, different corporate performance goals at mid-year that would result, if achieved in full, in the remaining 25% of the executives’ annual target incentive awards being earned. The performance metrics against which executive officers are measured are pre-established, clearly communicated, measurable, and consistently applied. The Compensation Committee considers these metrics to be objectively measurable, rigorous and not susceptible to discretionary interpretation or application.

The target annual incentive bonuses in 2022 were as follows in the table below. For 2022, following a market analysis by FW Cook, the target bonus percentages for each of the Company’s executive vice presidents increased to 50%. Bonus target percentages for Mr. Davis and Dr. Stankovic were unchanged. Actual bonuses can range from 0 to 150% of the applicable target percentage based on the Compensation Committee’s quantifiable assessment of total corporate goal achievement to align delivered pay with actual performance.

Name	Base Salary Paid for 2022	Target Bonus (as % of Base Salary)	Target Bonus
Stephen R. Davis	$822,316	80%	$657,853
Srdjan R. Stankovic(1)	$755,103	65%	$490,817
Austin D. Kim	$489,042	50%	$244,521
Mark C. Schneyer	$467,283	50%	$233,642
Brendan P. Teehan	$482,521	50%	$241,260

(1)
Dr. Stankovic retired from the Company and ceased being an executive officer effective December 31, 2022.

For 2022, the Board of Directors established corporate goals related to the following categories:

	2022 Corporate Annual Cash Incentive Plan Goals	Weighting	Achievement
1.	NUPLAZID year-end and fourth-quarter targets •Full-year GAAP revenue •Fourth-quarter commercial metrics	35%	19.69%
2.	Advanced R&D goals •Submission of NDA for trofinetide for the treatment of Rett syndrome •Resubmission of sNDA for Alzheimer’s disease psychosis •Patient enrollment in Phase III trial	40%	40%
3.	Early-stage R&D and BD goals •Completion of initial Phase II trial •Patient enrollment in follow-on Phase II trial •Acquisition or in-licensing of research or trial-ready program	25%	33.75%

	Total:	100%	93.44%

Actual payout was determined by the Compensation Committee based on achievement of the pre-established goals, which have individual weightings and criteria for determination of payout above and below target levels.

The Compensation Committee applied the pre-established quantitative criteria to assessing 2022 annual incentives. Due in part to the continuing COVID-19 pandemic, which disproportionately impacted the Parkinson’s disease segment, certain sales objectives were not met, and accordingly only slightly over half of the target points were earned in this performance category. Certain advanced R&D objectives were met at a high level, both in terms of timing and achievement (including, principally, the timely submission of the Company’s NDA for trofinetide for the treatment of Rett syndrome), offsetting certain other advanced R&D goals that were not met, and accordingly the Compensation Committee awarded points at the target level in this category. Finally, the execution of several transactions was deemed by the Compensation Committee to warrant points being earned at an outperform level in the early stage R&D and business development category. The total annual cash incentive percentage, therefore, was 93.44% of target for each executive. The resulting individual bonus percentages were as follows:

Name	2022 Annual Bonus Achieved (as % of Target)	Actual Bonus for 2022	Actual Bonus for 2022 (as % of Base Salary)
Stephen R. Davis	93.44%	$615,810	75%
Srdjan R. Stankovic(1)	93.44%	$459,041	61%
Austin D. Kim	93.44%	$228,895	47%
Mark C. Schneyer	93.44%	$218,515	47%
Brendan P. Teehan	93.44%	$225,641	47%

(1)
Dr. Stankovic retired from the Company and ceased being an executive officer effective December 31, 2022.

Long-Term Incentives

The grant date fair value of executives’ equity awards granted is based on the executive’s position, the executive’s performance in the prior year, the Company’s overall performance, and the executive’s potential for continued sustained contributions to the Company’s success. Based on market data provided by FW Cook, the Compensation Committee also considers the equity grant levels of the peer group. The Compensation Committee set the 2022 equity grant value near the 50th percentile of the peer group for the NEOs as a group.

In 2022, annual grants were made in April with the following equity mix: 50% time-based stock options; 25% PSUs; and 25% time-based RSUs. One-time retention awards were also granted to Mr. Davis, Dr. Stankovic and Mr. Kim in April 2022. See “One-Time Retention Awards to Certain Named

Executive Officers” below. For details on the awards granted in 2022, please see the Grants of Plan-Based Awards table included below.

Time-Based Stock Options (50% Weighting). Options are granted based on the belief that they naturally align executives with the creation of stockholder value and are the best long-term incentive vehicle to retain and promote the Company’s entrepreneurial culture. Time-based options vest 25% after one year and in equal monthly installments over the next three years and have a ten-year term.

The Compensation Committee believes that stock options are inherently performance-based, incentivize employees to make decisions that ensure long-term success and are appropriate and advantageous for the following additional reasons:

•
Value is only realized if the stock price increases, thereby aligning the interests of executives with those of stockholders.
•
Stock options have greater downside risk than full-value awards, as they do not provide any value to the holder if the stock price declines below the exercise price (determined as of the date of grant).
•
The ten-year term of options gives executives the opportunity to realize value over a long period of time, which promotes long-term thinking and value creation.
•
Stock options are well understood and help attract and retain employees who contribute to the Company’s entrepreneurial culture.

PSUs (25% Weighting). PSUs provide for alignment with the Company’s long-term strategic goals. PSUs are earned only if the Company achieves rigorous long-term goals related to NUPLAZID revenue, trofinetide revenue, pimavanserin development and other research and development objectives and business development goals focused on complementary indications benefiting from the Company’s demonstrated expertise in development and commercialization. For PSUs granted in 2022, the goals may be achieved between 2022 and 2027, with a decreasing number of points (or no points) earned for achievement in later years. Up to 64 possible points may be earned, and achieving certain point thresholds results in PSUs becoming vested upon confirmation of achievement by the Compensation Committee. The goals represent diversified business and development strategies, not all of which are expected to come to fruition. As such, we consider achievement of all goals to be highly unlikely and the achievement of the points required to earn target and maximum level payouts to represent very strong and truly outstanding performance, respectively. There is a minimum vesting period of two years after grant for all earned awards.

PSU Earnout Schedule

Total Points Earned	Awards Earned (% Target)
<8	0%
8	50%
12	75%
15	100%
18	125%
21	150%
24	175%
≥28	200%

The PSU goals are pre-established, challenging, clearly communicated, measurable, and consistently applied. They focus on long-term performance, unlike our annual cash incentive program,

which focuses on short-term performance. For example, only a portion of potential points in the category of NUPLAZID revenue achievement can be earned during 2022 (corresponding to a similarly limited portion of total potential points in the PSU earnout schedule). The remainder of revenue goals can be earned in 2023-2027. The categories of goals, performance periods and weightings are as follows:

Goal Category	Performance Period*	Weighting
NUPLAZID net revenue	2022-2027	37.5% of available points
Trofinetide net revenue	2023-2027	18.75% of available points
FDA approval of additional uses of pimavanserin	2022-2027	18.75% of available points
Trofinetide FDA approval	2023-2026	6.25% of available points
Development and approval of non-pimavanserin compound(s) other than trofinetide	2022-2027	12.50% of available points
Non-financial achievement	2023-2027	6.25% of available points

* A decreasing number of points, or zero points, would be earned for achievement in later years.

As is typical, the PSU goals were adopted by the Compensation Committee in the spring of 2022. The goal of approval of pimavanserin in ADP became unattainable in the summer of 2022. As a result, goals representing a substantial portion of the points described above also became unattainable, thereby significantly decreasing the likelihood that a substantial portion of the PSUs granted in 2022 will vest over the life of the program.

Under prior years’ performance equity programs, four, six and four points were earned against the schedules of performance options or PSUs granted in 2017, 2018 and 2019, respectively. These points were earned based on NUPLAZID revenue goals that were achieved in 2019 and 2020 and resulted in the vesting of one-half of the target number of performance awards granted in each of 2017, 2018 and 2019.. No additional option or PSU goals were achieved in 2021 and 2022, attesting to the difficulty of meeting the objectives necessary to vest the performance options and PSUs.

Time-Based Restricted Stock Units (25% Weighting). The Company believes that RSUs are a stable equity vehicle that has significant retentive value. The RSUs vest in four annual installments beginning on the first anniversary of the grant date.

One-Time Retention Awards to Certain Named Executive Officers. On April 5, 2022, retention awards consisting of RSUs were granted to the Company’s Chief Executive Officer, President and Executive Vice President, General Counsel. Each such retention award had a grant date fair value approximately equal to the value of the executive’s annual long-term incentive grant, and was granted pursuant to the Company’s 2010 Equity Incentive Plan, as amended. Subject to accelerated vesting in certain circumstances, the RSUs vest as follows: 37.5% of the RSUs vest 18 months from the grant date, 12.5% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date, with a $40 price threshold for accelerated vesting of up to 50% of the RSUs. Previously, in November 2021, a company-wide program had been implemented, consisting of (i) similar retention awards to members of the Company’s senior management team, including Mr. Schneyer and Mr. Teehan, neither of whom was a named executive officer at the time (but excluding the Chief Executive Officer, President and Executive Vice President, General Counsel), vesting on a similar schedule following the date of grant but with a $30 price threshold for accelerated vesting of up to 50% of the RSUs, and (ii) deferred cash retention awards to all other employees, with the amount varying by level and vesting in four equal six-month increments.

The company-wide program was approved and implemented following a prolonged period of significantly increased employee attrition and business challenges beginning in the spring of 2021. The Compensation Committee determined that the extraordinary circumstances warranted a robust effort to encourage employees to remain at the Company despite the unexpected receipt of a complete response letter from the FDA relating to the Company’s supplemental NDA for pimavanserin for the treatment of dementia-related psychosis. The Compensation Committee determined to delay making any retention awards to the executives mentioned above until the spring of 2022 to evaluate their performance in managing the business and employee concerns through the winter and early part of 2022. Following this period of relative stability and achievement, including the attainment of certain R&D and regulatory goals, the Compensation Committee determined to make the retention awards in April as described above.

Alignment of pay with shareholder returns

It is instructive to compare pay that is realizable, whether vested or unvested, to the pay opportunity. The realizable total direct compensation (“TDC”) of the Company’s named executive officers for 2022, which includes earned annual incentive bonuses and the intrinsic value as of December 31, 2022 of the equity awards granted in 2022, was significantly lower than their 2022 target TDC, with the value of all elements of incentive pay having a value below target. Below is the calculation of realizable TDC to target TDC, which we believe demonstrates alignment with stockholders given that realizable TDC value as of the end of fiscal year 2022 is over 50% lower than target TDC.

	Fiscal Year 2022 Realizable TDC (1)
					Annual Equity Value											Difference
Name	Salary Paid	+	Annual Incentive Paid	+	Option Value(1)	+	RSU Value(2)	+	PSU Value(3)	+	One-Time Retention Awards(2)	=	Total	FY 2022 Target TDC(4)	=	($)	(%)

Stephen Davis	$822,316		$615,810		$—		$1,103,781		$—		$4,415,110		$6,957,017	$15,835,363		$(8,878,346)	-56%
Srdjan Stankovic	$755,103		$459,041		$—		$575,890		$—		$2,303,544		$4,093,578	$8,735,616		$(4,642,037)	-53%
Austin Kim	$489,042		$228,895		$—		$303,945		$—		$1,535,691		$2,557,573	$5,203,939		$(2,646,366)	-51%
Mark Schneyer	$467,283		$218,515		$—		$335,928		$—		$—		$1,021,726	$2,896,452		$(1,874,726)	-65%
Brendan Teehan	$482,521		$225,641		$—		$319,928		$—		$—		$1,028,090	$2,814,754		$(1,786,663)	-63%

(1)
Intrinsic value of stock options granted in fiscal year 2022 based on the closing share price on December 31, 2022 ($15.92).
(2)
Intrinsic value of RSUs granted in fiscal year 2022 based on the closing share price on December 31, 2022 ($15.92).
(3)
Intrinsic value of PSUs granted in fiscal year 2022 that are deemed probable to be earned (0%) based on the closing share price on December 31, 2022 ($15.92).
(4)
Fiscal year 2022 Target TDC is the sum of salary paid, target annual incentive, and the grant value of long-term incentives (including target value of PSUs).

Additional Policies and Benefits

Clawback Policy

In April 2022, the Board of Directors adopted a clawback policy that may be applied in the event of a material financial restatement. The clawback policy covers all of the named executive officers and includes cash and equity-based incentive compensation. Specifically, pursuant to the policy, if the Board determines that a “covered employee” (which generally covers current, and going forward will cover former, executive officers) engaged in misconduct (for example, an act of dishonesty, fraud or misrepresentation or a willful violation of a material Company policy or law, in any such case that caused the applicable financial restatement), the Company may require that such covered employee forfeit and/or reimburse to the Company all or such portion (if any) of the employee’s recoverable compensation, as determined in the discretion of the Board. Compensation that may be recoverable under the policy includes cash or equity-based compensation for which the grant, payment or vesting (or any portion thereof) is or was predicated upon the achievement of specified financial results that are impacted by the material financial restatement, and the amount of compensation that may be impacted by the clawback policy is the difference between the amount paid or granted, and the amount that should have been paid or granted, if calculated on the updated financials. The Committee intends to review the Company’s clawback policy and make such updates as are necessary to comply with the listing standards adopted by Nasdaq implementing the SEC’s recently finalized Exchange Act Rule 10D-1.

Equity Grant Policies

Executives’ stock options are granted with an exercise price based on the fair market value, which has been deemed to be the closing price on the date of grant. Stock option grants to executives currently are made pursuant to our 2010 Plan. We do not coordinate the grant of stock options to the timing of releases of material non-public information. New hire equity grants, which are made to all employees (including executives) at the time of hire, have historically consisted solely of time-based options, with the number of options determined by the level of the employee. New hire equity grants consist of both time-based options and RSUs, with a higher proportion of the overall grant value made up of options for senior vice presidents and above. In addition, new hire equity grants are made on a dollar value basis rather than as a fixed number of awards dependent upon level. For executive-level hires, the award value is established through arm’s-length negotiation at the time of hire, taking into account the executive’s qualifications, experience and competitive market information for similar positions in the biotechnology industry, as well as the current compensation approach of the Company.

Restrictions on Hedging or Pledging

Pursuant to the terms of the Company’s Amended and Restated Policy for Stock Trading by Officers, Directors and Certain Other Employees, executive officers are prohibited from engaging in short sales, transactions involving put or call options, hedging transactions and other inherently speculative transactions with respect to our stock at any time. In addition, pursuant to that policy, executive officers may not pledge or otherwise transfer any beneficially owned Company securities without prior notification and approval by the Chief Executive Officer or Chief Financial Officer.

Stock Ownership Guidelines

The Company maintains robust stock ownership guidelines, in part based upon the feedback of our shareholders. Executive officers’ stock ownership guidelines are based on the value of common stock owned as a multiple of base salary. The guidelines are reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices. The multiples are set based upon each officer's position, as set forth below:

Position	Stock Ownership Multiple of Salary
Chief Executive Officer	6x
President	4x
Other Executive Officers	2x

Ownership levels are expected to be achieved within five years of the guideline being applicable. As of December 31, 2022, all named executive officers were either in compliance with the guidelines or had additional time to achieve them.

Post-employment Compensation

The named executive officers are entitled to certain severance and change in control benefits, the terms of which are described below under “—Potential Payments upon Termination or Change of Control.” These severance and change in control benefits are an essential element of the overall executive compensation package and assist the Company in recruiting and retaining talented individuals and aligning the executive’s interests with the best interests of the stockholders.

Other Benefits

The Company provides certain additional benefits to executive officers that are also generally available to employees, including medical, dental, vision and life insurance coverage, 401(k) matching contributions, an employee stock purchase plan and, for new hires who are relocating, certain relocation benefits (including, among other things, certain moving expenses and reimbursement of certain costs incurred in connection with the sale of an existing home and purchase of a new home); however, the Compensation Committee in its discretion may revise, amend or add to these benefits.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee currently consists of Dr. Biggar and Messrs. Baker and Daly. No member of the Compensation Committee has ever been an officer or employee of the Company. None of the executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of director of any other entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

Compensation Risk Assessment

Although a portion of the compensation provided to our executive officers and other employees is performance-based, the executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that the compensation program is designed to encourage executive officers and other employees to remain focused on both short-term and long-term strategic goals within the context of a pay-for-performance compensation philosophy.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The foregoing report has been furnished by the Compensation Committee.

Stephen R. Biggar, Committee Chair

Julian C. Baker

James M. Daly

2022 Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2022, 2021, and 2020, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer, and its three other most highly compensated executive officers as of December 31, 2022 (the “Named Executive Officers”).

Summary Compensation Table

Name	Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Stephen R. Davis(4)	Chief Executive Officer	2022	822,316	—	8,926,598	3,643,271	615,810	20,144	14,028,139
		2021	792,831	—	4,355,433	4,403,433	196,654	44,937	9,793,289
		2020	767,624	—	3,262,978	3,273,559	438,601	20,425	7,763,187
Srdjan R. Stankovic(5)	Former President	2022	755,103	—	4,657,377	1,900,838	459,041	25,268	7,797,628
		2021	739,377	—	1,957,468	1,979,073	149,008	44,711	4,869,637
		2020	715,869	—	1,864,547	1,870,608	379,813	25,577	4,856,415
Austin D. Kim	Executive Vice President,	2022	489,042	—	2,975,541	1,003,216	228,895	4,212	4,700,906
	General Counsel,	2021	470,180	—	880,895	890,573	65,606	23,449	2,330,704
	and Secretary	2020	448,751	—	559,355	561,175	164,832	13,174	1,747,288
Mark C. Schneyer(6)	Executive Vice President,	2022	467,283	—	543,351	1,108,825	218,515	15,230	2,353,204
	Chief Financial Officer	2021	398,183	—	2,083,089	544,236	52,337	104,973	3,182,819
Brendan P. Teehan(7)	Executive Vice President,	2022	482,521	—	517,472	1,056,028	225,641	16,148	2,297,810
	Chief Operating Officer and Head of Commercial	2021	393,917	—	1,765,002	222,643	48,065	44,488	2,474,115

(1)
Represents value of PSUs and RSUs granted in each year. The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For RSUs, the grant date fair value was computed using the closing price of the Company’s common stock on the date of grant. For PSUs granted in 2020 and 2021, the Company assumed that performance goals will be achieved at target to determine the grant date fair value. For PSUs granted in 2022, the achievement of performance goals was deemed not probable at the time of grant and therefore such PSUs had no grant date fair value. Accordingly, the values for the PSUs in the table above reflect less than the maximum potential value of the awards. The table below shows the maximum payouts that were possible for the PSUs awarded in 2022 based on the closing price of the Company’s common stock on the date of grant and assuming the maximum level of performance was achieved.

Name	Maximum PSU Value
Stephen R. Davis	$3,570,650
Srdjan R. Stankovic	$1,862,961
Austin D. Kim	$983,238
Mark C. Schneyer	$1,086,702
Brendan P. Teehan	$1,034,944

(2)
Amounts shown do not reflect compensation actually received by the named individual. “Option Awards” includes the grant date fair value of option awards granted in the year indicated as computed in accordance with authoritative accounting guidance. See Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for the assumptions used to determine the valuation of stock option awards.
(3)
Amounts for each year are annual incentive bonuses.
(4)
For 2022, “All Other Compensation” includes $14,000 in employer 401(k) matching.
(5)
For 2022, “All Other Compensation” includes $14,000 in employer 401(k) matching. Dr. Stankovic retired from the Company and ceased being an executive officer effective December 31, 2022.
(6)
For 2022, “All Other Compensation” includes $14,000 in employer 401(k) matching. Mr. Schneyer’s appointment as our Executive Vice President, Chief Financial Officer was effective December 9, 2021.
(7)
For 2022, “All Other Compensation” includes $14,000 in employer 401(k) matching. Mr. Teehan’s appointment as our Executive Vice President, Chief Operating Officer, Head of Commercial was effective November 1, 2021.

Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards to the Named Executive Officers for the fiscal year ended December 31, 2022:

Grants of Plan-Based Awards in Fiscal 2022

								All Other Equity Awards:	All Other Option Awards:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Number of Securities	Number of Securities	Exercise or Base Price of	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Underlying RSUs (#)(3)	Underlying Options (#)(4)	Option Awards ($)(5)	Equity Awards ($)(6)
Stephen R. Davis	N/A	—	657,853	986,779	—	—	—	—	—	—	—
	4/5/2022	—	—	—	—	—	—	—	237,931	25.75	3,643,271
	4/5/2022	—	—	—	—	—	—	69,333	—	—	1,785,325
	4/5/2022	—	—	—	34,667	69,333	138,666	—	—	—	—
	4/5/2022				—	—	—	277,331	—	—	7,141,273
Srdjan R. Stankovic	N/A	—	490,817	736,226	—	—	—	—	—	—	—
	4/5/2022	—	—	—	—	—	—	—	124,138	25.75	1,900,838
	4/5/2022	—	—	—	—	—	—	36,174	—	—	931,481
	4/5/2022	—	—	—	18,087	36,174	72,348	—	—	—	—
	4/5/2022	—	—	—	—	—	—	144,695	—	—	3,725,896
Austin D. Kim	N/A	—	244,521	366,781	—	—	—	—	—	—	—
	4/5/2022	—	—	—	—	—	—	—	65,517	25.75	1,003,216
	4/5/2022	—	—	—	—	—	—	19,092	—	—	491,619
	4/5/2022	—	—	—	9,546	19,092	38,184	—	—	—	—
	4/5/2022				—	—	—	96,463	—	—	2,483,922
Mark C. Schneyer	N/A	—	233,642	350,463	—	—	—	—	—	—	—
	4/5/2022	—	—	—	—	—	—	—	72,414	25.75	1,108,825
	4/5/2022	—	—	—	—	—	—	21,101	—	—	543,351
	4/5/2022	—	—	—	10,551	21,101	42,202	—	—	—	—
Brendan P. Teehan	N/A	—	241,260	361,891	—	—	—	—	—	—	—
	4/5/2022	—	—	—	—	—	—	—	68,966	25.75	1,056,028
	4/5/2022	—	—	—	—	—	—	20,096	—	—	517,472
	4/5/2022	—	—	—	10,048	20,096	40,192	—	—	—	—

(1)
Amounts reported represent the potential short-term incentive compensation amounts payable for our 2022 fiscal year under our annual cash incentive program. The amounts reported represent each NEO’s target and maximum possible payments for 2022. Because actual payments to the NEOs could range from 0% to 150% of their target bonus, no threshold payment amount has been established for the NEOs. The actual short-term incentive bonus amount earned by each NEO for 2022 is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above.
(2)
Amounts reported represent PSUs, which are subject to performance vesting conditions, as described above in the “Compensation Discussion and Analysis – Elements of Executive Compensation—Long-Term Incentives” section.
(3)
Amounts reported represent service-based restricted stock units which vest in four equal annual installments.
(4)
Amounts reported represent service-based option awards which are subject to a pro-rata (25%) one-year cliff vest and 36 monthly installments thereafter.
(5)
In accordance with the terms of the 2010 Plan, the exercise price of each option was set at the market closing price of the Company’s common stock on the date of grant. Performance-based and time-based vesting awards are expected to be made at the same time.
(6)
Represents value of all equity awards granted in 2022. The amounts in this column reflect the aggregate grant date fair value computed in accordance with FSB ASC Topic 718. For RSUs, the grant date fair value was computed using the closing price of the Company’s common stock on the date of grant. For PSUs granted in 2020 and 2021, the Company assumed that performance goals will be achieved at target to determine the grant date fair value. For PSUs granted in 2022, the achievement of performance goals was deemed not probable at the time of grant and therefore such PSUs had no grant date fair value. The values recognized in the “Grant Date Fair Value of Option Awards” column above do not reflect estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards at December 31, 2022 for the Named Executive Officers:

Outstanding Equity Awards at December 31, 2022

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date (1)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen R. Davis	320,000	—	—	20.77	7/14/2024		—	—	—	—
	220,000	—	—	34.45	3/19/2025		—	—	—	—
	225,000	—	—	35.91	8/31/2025		—	—	—	—
	100,000	—	—	19.65	3/14/2026		—	—	—	—
	243,750	—	—	36.54	3/7/2027		—	—	—	—
	40,625	—	60,938	29.59	8/2/2027		—	—	—	—
	243,750	—	—	35.80	9/6/2027		—	—	—	—
	40,625	—	60,938	35.80	9/6/2027		—	—	—	—
	—	—	45,000	19.98	4/17/2028		—	—	—	—
	135,000	—	—	19.98	4/17/2028		—	—	—	—
	23,750	—	35,625	21.28	10/14/2028		—	—	—	—
	95,000	—	—	21.28	10/14/2028		—	—	—	—
	201,023	18,275	—	25.12	4/28/2029		—	—	—	—
	—	—	—			4/29/2019	15,625	248,750	—	—
	—	—	—			4/29/2019	—	—	31,250	497,500
	100,846	37,458	—	42.81	1/5/2030		—	—	—	—
	—	—	—			1/6/2020	19,056	303,372	—	—
	—	—	—			1/6/2020	—	—	38,110	606,711
	73,896	87,334	—	49.74	2/22/2031		—	—	—	—
	—	—	—			2/23/2021	32,837	522,765	—	—
	—	—	—			2/23/2021	—	—	43,782	697,009
	—	237,931	—	25.75	4/4/2032
	—	—	—			4/5/2022	69,333	1,103,781	—	—
	—	—	—			4/5/2022	—	—	69,333	1,103,781
	—	—	—			4/5/2022(5)	277,331	4,415,110	—	—
	2,063,265	380,998	202,500				414,182	6,593,777	182,475	2,905,002
Srdjan R. Stankovic	250,000	—	—	38.28	11/24/2025		—	—	—	—
	93,750	—	—	36.54	3/7/2027		—	—	—	—
	15,625	—	23,438	29.59	8/2/2027		—	—	—	—
	56,250	—	—	35.80	9/6/2027		—	—	—	—
	21,875	—	32,813	35.80	9/6/2027		—	—	—	—
	—	—	23,750	19.98	4/17/2028		—	—	—	—
	34,112	—	—	19.98	4/17/2028		—	—	—	—
	11,875	—	17,813	21.28	10/14/2028		—	—	—	—
	22,761	—	—	21.28	10/14/2028		—	—	—	—
	—	—	—				—	—	—	—
	89,562	—	—	18.12	11/18/2028		—	—	—	—
	—	—	—				—	—	—	—
	123,706	11,247	—	25.12	4/28/2029		—	—	—	—
	—	—	—			4/29/2019	9,616	153,087	—	—
	—	—	—			4/29/2019	—	—	19,231	306,158
	57,626	21,405	—	42.81	1/5/2030		—	—	—	—
	—	—	—			1/6/2020	10,889	173,353	—	—
	—	—	—			1/6/2020	—	—	21,777	346,690
	33,211	39,252	—	49.74	2/22/2031		—	—	—	—
	—	—	—			2/23/2021	14,758	234,947	—	—
	—	—	—			2/23/2021	—	—	19,677	313,258
	—	124,138	—	1/25/1900	4/4/2032					—
	—	—	—			4/5/2022	36,174	575,890	—	—
	—	—	—			4/5/2022	—	—	36,174	575,890
	—	—	—			4/5/2022(5)	144,695	2,303,544	—	—
	810,353	196,042	97,813				216,132	3,440,821	96,859	1,541,995
Austin D. Kim	113,750	—	—	17.58	7/17/2028		—	—	—	—
	38,658	3,515	—	25.12	4/28/2029		—	—	—	—
	—	—	—			4/29/2019	3,005	47,840	—	—
	—	—	—			4/29/2019	—	—	6,010	95,679
	17,287	6,422	—	42.81	1/5/2030		—	—	—	—
	—	—	—			1/6/2020	3,267	52,011	—	—
	—	—	—			1/6/2020	—	—	6,533	104,005
	14,945	17,663	—	49.74	2/22/2031		—	—	—	—
	—	—	—			2/23/2021	6,642	105,741	—	—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date (1)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	—	—	—			2/23/2021	—		8,855	140,972
	—	65,517	—	25.75	4/4/2032
	—	—	—			4/5/2022	19,092	303,945	—	—
	—	—	—			4/5/2022	—	—	19,092	303,945
	—	—	—			4/5/2022(5)	96,463	1,535,691	—	—
	184,640	93,117	—				128,469	2,045,226	40,490	644,601
Mark C. Schneyer	25,665	15,401	—	46.81	6/7/2030		—	—	—	—
	—	—	—			6/8/2020	3,786	60,273	—	—
	9,132	10,795	—	49.74	2/22/2031		—	—	—	—
	—	—	—			2/23/2021	4,059	64,619	—	—
	—	—	—			11/17/2021(5)	79,302	1,262,488	—	—
	—	72,414	—	25.75	4/4/2032
	—	—	—			4/5/2022	21,101	335,928	—	—
	—	—	—			4/5/2022	—	—	21,101	335,928
	34,797	98,610	—				108,248	1,723,308	21,101	335,928
Brendan P. Teehan	52,500	—	—	16.87	7/15/2028		—	—	—	—
	10,076	917	—	25.12	4/28/2029		—	—	—	—
	—	—	—			4/29/2019	1,567	24,947	—	—
	6,807	2,529	—	42.81	1/5/2030		—	—	—	—
	—	—	—			1/6/2020	2,573	40,962	—	—
	3,736	4,416	—	49.74	2/22/2031		—	—	—	—
	—	—	—			2/23/2021	3,321	52,870	—	—
	—	—	—			11/17/2021(5)	79,302	1,262,488	—	—
	—	68,966	—	25.75	4/4/2032
	—	—	—			4/5/2022	20,096	319,928	—	—
	—	—	—			4/5/2022	—	—	20,096	319,928
	73,119	76,828	—				106,859	1,701,195	20,096	319,928

(1)
Time-based options granted to our Named Executive Officers vest over four years with 25% of the total number of shares subject to an option vesting after the first year and 1/48th per month thereafter. Awards are time-based unless indicated as performance-based awards. Options expire on the 10th anniversary of the grant date.
(2)
Performance-based award. Vesting of performance-based option awards depends on achievement of revenue, research and development, and business development goals described in proxy statements for the years of their grant. The amounts in this column reflect the target shares issuable pursuant to such options. If appropriate performance criteria are met, the maximum possible shares issuable is twice the target amount of each grant.
(3)
Other than as described in (5), time-based restricted stock units granted to our Named Executive Officers vest in four equal annual installments beginning on the first anniversary of the grant date.
(4)
Performance-based award. Vesting of performance-based unit awards depends on achievement of revenue, research and development, and business development goals described in proxy statements for the years of their grant. The amounts in this column reflect the target shares issuable pursuant to such units. If appropriate performance criteria are met, the maximum possible shares issuable is twice the target amount of each grant.
(5)
Subject to accelerated vesting in certain circumstances as described above in the "Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentives” section, the RSUs vest as follows: 37.5% of the RSUs vest 18 months from the grant date, 12.5% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2022, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

Option Exercises and Stock Vested in Fiscal 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Stephen Davis	—	—	42,035	$874,539
Srdjan Stankovic	—	—	29,198	$567,464
Austin Kim	—	—	6,851	$148,247
Mark Schneyer	—	—	3,245	$67,682
Brendan Teehan	—	—	3,959	$86,282

(1)
The value realized on vesting of RSUs was calculated as of the product of the closing price of a share of our common stock on the vesting date, multiplied by the number of shares vested.

Nonqualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future.

Potential Payments Upon Termination or Change in Control

The amounts of compensation payable to each Named Executive Officer upon termination of the employment of the executive are described below. Our Compensation Committee may in its discretion recommend revisions, amendments or additions to these benefits for the approval of the Board.

Payments due upon termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, the Named Executive Officer is entitled to receive amounts earned during his or her term of employment, including accrued and unpaid salary and payment in lieu of unused vacation days.

On December 10, 2015, the Compensation Committee of the Board of Directors, acting pursuant to authority delegated to it by our Board of Directors, adopted the Acadia Pharmaceuticals Inc. Management Severance Benefit Plan (the “Severance Plan”) and the Acadia Pharmaceuticals Inc. Amended and Restated Change in Control Severance Benefit Plan (the “CIC Plan”, and together with the Severance Plan, the “Plans”). The CIC Plan amends and restates Acadia’s Change in Control Severance Benefit Plan that was effective as of March 11, 2013.

Potential payments under Management Severance Benefit Plan

The Severance Plan entitles our current Named Executive Officers and other members of management to certain severance payments and benefits in the event of a qualifying termination of employment, other than in connection with certain change in control events that are covered by the CIC Plan. In reviewing the terms of the Severance Plan, the Compensation Committee and the Board of Directors reviewed information about the practices of other companies in the health care industry. In adopting the Severance Plan, the Board of Directors considered the benefit to the Company and its stockholders in providing stability for key employees. The Severance Plan will be used for new members of management and the Compensation Committee believes that it will assist with recruiting in this regard. A qualifying termination is a termination by us for any reason other than cause (as defined below), or, in certain cases, by the employee for Good Reason (as defined below). For purposes of the Severance Plan, “cause” means (i) such employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) such employee’s intentional, material violation of any contract or agreement between the employee and the Company or of any statutory duty owed to the Company; (iii) such employee’s unauthorized use or intentional unauthorized disclosure of the Company’s confidential information or trade secrets; (iv) such employee’s gross negligence or gross misconduct; (v) such employee’s material failure to competently perform his/her assigned duties for the Company; (vi) sustained poor performance of any material aspect of the employee’s duties or obligations including refusal to follow lawful instructions from the employee’s manager or the then-current board of directors; or (vii) employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by such employee to, any crime involving moral turpitude or any non-vehicular felony; provided, in the case of clauses (v) and (vi), such behavior shall be deemed cause only if such failure or poor performance has not been substantially cured to the satisfaction of the Board of Directors within 30 days after written notice of such failure or poor performance has been given by the Company to the employee. The determination of whether a termination is for cause shall be made by the Board of Directors in its sole and exclusive judgment and discretion. For purposes of the Severance Plan, “Good Reason” means (i) the assignment to an employee of any duties or responsibilities that results in a material diminution in the employee’s authorities, duties or responsibilities as in effect immediately prior to such reduction; provided, however, that a change solely in the employee’s title or reporting relationships shall not provide the basis for a termination with Good Reason; (ii) a material reduction by the Company in the employee’s annual base salary, as in effect prior to such reduction; (iii) a relocation of the employee’s principal business office to a location that increases the employee’s one-way driving distance by 30 miles or more, except for required travel by the employee on the Company’s business consistent with such employee’s business travel obligations as in effect on the effective date; or (iv) a material breach by the Company of any provision of the Severance Plan or any other material agreement between the employee and the Company concerning the terms and conditions of the employee’s employment.

The amount of the payments and the type of benefits provided under the Severance Plan vary based on the employee’s position and include cash severance payments based on base salary and target bonus, accelerated vesting of equity awards (for our Chief Executive Officer only), and payment for continued coverage under group health plans. Specifically, each Named Executive Officer is entitled to (i) a base compensation severance benefit that is equal to the individual’s base salary plus the individual’s target bonus payment for the year, (ii) a target bonus severance amount that is equal to the pro-rata portion of the individual’s target bonus payment for the year, and (iii) the payment of COBRA premiums for 18 months in the case of Mr. Davis and 12 months in the case of our other Named Executive Officers. In the case of Mr. Davis, the base compensation severance benefit amount and target bonus payment for the year are multiplied by 1.5. In addition, the Named Executive Officers are also eligible to receive a pro-rated portion of the target bonus for the year in which the termination occurs. Mr. Davis only would be eligible to receive 12 months of accelerated vesting of any outstanding equity awards in the event of a qualifying termination, with performance awards deemed vested at 100% of target. If a qualifying termination had occurred on December 31, 2022, and 12 months of Mr. Davis’s outstanding equity awards were deemed vested (with performance awards deemed vested at 100% of target), the value of the accelerated awards to Mr. Davis would have been $2.5 million in addition to cash compensation of approximately $3.0 million, for a total of approximately $5.5 million. The value of accelerated awards is calculated as the sum of the products of the (i) the difference between the exercise price of each option deemed accelerated and the fair market value of our common stock on December 31, 2022 multiplied by (ii) the number of shares deemed accelerated under the applicable option plus the value of other accelerated full value equity awards. If a qualifying termination had occurred on December 31, 2022, Dr. Stankovic, Mr. Kim, Mr. Schneyer and Mr. Teehan would have received payments of approximately $1.8 million, $1.0 million, $976,000 and $1.0 million, respectively. The payments and benefits provided under the Severance Plan replaced any severance or similar payments or benefits under an employment agreement or other arrangement with us and are subject to the employee’s compliance with the other terms and conditions of the Severance Plan. Dr. Stankovic retired from the Company and ceased being an executive officer effective December 31, 2022, and accordingly is no longer eligible for any of the payments described above.

In order to receive any benefits under the Severance Plan, employees must sign a general release and waiver of all claims against the Company. Benefits are payable within 10 business days of an effective release.

Potential payments under Amended and Restated Change in Control Severance Benefit Plan

In 2013, the Compensation Committee of our Board of Directors, acting pursuant to authority delegated to it by our Board of Directors, adopted the Acadia Pharmaceuticals Inc. Change in Control Severance Benefit Plan. The CIC Plan adopted in December 2015 amends and restates the Change in Control Severance Benefit Plan that was effective as of March 11, 2013. In adopting the plan, the Board considered the benefit to the Company and its stockholders in providing incentives for management continuity in the event of a merger for the Company (as described above under—Effect of change in control on stock option awards). In reviewing the terms of the CIC Plan, the Compensation Committee and the Board reviewed information about the practices of other companies in the health care industry. The CIC Plan will also be used for new members of management and the Compensation Committee believes that it will assist with recruiting in this regard.

The CIC Plan entitles our Named Executive Officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment up to 30 days prior to or within 18 months following certain change in control events. The CIC Plan thus requires a “double trigger” before any benefits are received by the Named Executive Officers. A qualifying termination is a termination by us for any reason other than cause (as defined below), or by the employee for Good Reason (as defined below). For purposes of the CIC Plan, “cause” means (i) such employee’s attempted commission of, or participation in, a fraud against the Company; (ii) such employee’s intentional, material violation of any contract or agreement between the employee and the Company or of any statutory duty owed to the Company; (iii) such employee’s unauthorized use or intentional unauthorized disclosure of the Company’s confidential information or trade secrets; (iv) such employee’s gross negligence or gross misconduct with respect to such employee’s job duties; (v) sustained poor performance of any material aspect of the employee’s duties or obligations including refusal to follow lawful instructions from the employee’s manager or the then-current board of directors; or (vi) employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by such employee to, any crime involving moral turpitude or any non-vehicular felony; provided, in the case of clause (v), such behavior shall be deemed cause only if such failure or poor performance has not been substantially cured within 30 days after written notice of such failure or poor performance has been given by the Company to the employee. For purposes of the CIC Plan, “Good Reason” means (i) the assignment to an employee of any duties or responsibilities that results in a material diminution in the employee’s authorities, duties or responsibilities as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the employee’s annual base salary, as in effect prior to such reduction; (iii) a relocation of the employee’s principal business office to a location that increases the employee’s one-way driving distance by 30 miles or more, except for required travel by the employee on the Company’s business consistent with such employee’s business travel obligations as in effect on the Effective Date; or (iv) a material breach by the Company of any provision of the CIC Plan or any other agreement between the employee and the Company.

The amount of the payments and the type of benefits provided under the CIC Plan vary based on the employee’s position and include cash severance payments based on base salary and bonus, accelerated vesting of equity awards, and payment for continued coverage under group health plans.

Specifically, each Named Executive Officer is entitled to a base compensation severance benefit that is equal to the individual’s base salary plus the individual’s target bonus payment for the year, which amount is then multiplied by 2 for Mr. Davis and 1.5 for Dr. Stankovic, Mr. Kim, Mr. Schneyer and Mr. Teehan. In addition, the Named Executive Officers are also eligible to receive a pro-rated portion of the target bonus for the year in which the change in control occurs. Under the CIC Plan, any equity awards held by a Named Executive Officer that are outstanding but unvested will vest, with performance awards deemed vested at 100% of target. In addition, each executive officer will receive the payment of COBRA premiums for 18 months. Thus, this type of vesting acceleration would require a “double trigger” for the applicable Named Executive Officer, as noted above. If a merger had occurred effective as of December 31, 2022 and all outstanding equity awards were deemed vested (with performance awards vested at 100% of target), the realized value of the stock awards as of such date for Mr. Davis, Dr. Stankovic, Mr. Kim, Mr. Schneyer and Mr. Teehan would have been $9.5 million, $5.0 million, $2.7 million, $2.1 million, and $2.0 million respectively. In addition, the cash payout under the CIC Plan at December 31, 2022 for each such executive would have been approximately $3.7 million, $2.4 million, $1.4 million, $1.3 million and $1.4 million, respectively. Dr. Stankovic retired from the Company and ceased being an executive officer effective December 31, 2022, and accordingly is no longer eligible for any of the payments described above.

The payments and benefits provided under the CIC Plan replace any severance or similar payments or benefits under an employment agreement or other arrangement with us, including the Severance Plan, and are subject to the employee’s compliance with the other terms and conditions of the CIC Plan. In order to receive any benefits under the CIC Plan, employees must sign a general release and waiver of all claims against the Company.

Equity Compensation Plan Information

The following table provides certain information, as of December 31, 2022, with respect to all of our equity compensation plans in effect on that date:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	20,691,892	$29.52	12,129,793
Equity compensation plans not approved by stockholders(2)	—	—	—
Total	20,691,892	$29.52	12,129,793

(1)
Includes our 2004 Plan, our Amended and Restated 2010 Equity Incentive Plan (“2010 Plan”) and our 2004 Employee Stock Purchase Plan (the “ESPP”). 2,314,300 shares under column (c) are attributable to our ESPP.
(2)
Includes our 2023 Inducement Plan.

2023 Inducement Plan

The Board adopted the ACADIA Pharmaceuticals Inc, 2023 Inducement Plan on February 1, 2023 (the “Inducement Plan”). The Inducement Plan was adopted without stockholder approval pursuant to Rule 5635(c) of the Nasdaq Listing Rules.

The Inducement Plan provides for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards and other stock-related awards.

Stock Awards granted under the Inducement Plan may only be made to individuals who did not previously serve as employees or non-employee directors of the Company or an affiliate of the Company (or following such individuals’ bona fide period of non-employment with the Company or any affiliate of the Company), as an inducement material to the individuals’ entering into employment with the Company or an affiliate of the Company or in a manner otherwise permitted by Rule 5635(c) of the Nasdaq Listing Rules. In addition, stock awards must be approved by either a majority of the Company’s “independent directors” (as such term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules) or the Compensation Committee, provided such committee comprises solely independent directors. The terms of the Inducement Plan are otherwise substantially similar to our 2010 Equity Incentive Plan (including with respect to the treatment of stock awards upon corporate transactions involving us or certain changes in our capitalization).

The maximum number of shares of Company common stock that may be issued under the Inducement Plan is 1,750,000 shares. Shares subject to stock awards granted under the Inducement Plan that expire or terminate without being exercised in full, that are forfeited back to the Company because of the failure to meet a contingency or condition required to vest, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under the Inducement Plan. In addition, any shares tendered by a participant or withheld by the Company to cover withholding taxes on any type of stock award or to cover the exercise price of a stock option, or related to the net settlement of a stock appreciation right, or shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options will not be available for awards under the Inducement Plan.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our principal executive officer (“PEO”) to the annual total compensation of our median employee. Stephen R. Davis, our Chief Executive Officer is our PEO.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by estimating the annual total compensation of each active employee, excluding Mr. Davis, as of December 31, 2022, by (i) aggregating (A) the annual base salary (or hourly rate multiplied by expected annual work schedule, for hourly employees), (B) the target bonus for 2022, and (C) the estimated accounting value of any equity awards granted during 2022 and (ii) ranking this compensation measure for our employees from lowest to highest. If such median employee’s actual annual compensation was not comparable to the CEO compensation, for example, because such median employee was hired during the year and thus did not receive a full year’s salary or did not receive a full annual bonus, we used the next lower employee who was comparable as the median employee. Once identified, we calculated the annual total compensation of our median compensated employee in a manner consistent with that used to calculate the annual total compensation of Mr. Davis and disclosed in the Summary Compensation Table above. The ratio of Mr. Davis’s annual total compensation for 2022 of $14,028,139, as reported in the Summary Compensation Table, to the annual total compensation for our median employee in 2022 of $256,317, is approximately 54.8:1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance

Provided below is the Company’s “pay versus performance” information as required pursuant to Item 402(v) of Regulation S-K (“Item 402(v)”) promulgated under the Exchange Act and Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This information has been prepared in accordance with Item 402(v) and does not necessarily reflect the actual amount of compensation earned by or paid to our named executive officers ("NEOs") for the applicable year. Please refer to the Compensation Discussion and Analysis section of this proxy statement for a discussion of our executive compensation program objectives and the ways in which we align executive compensation with performance.

Financial Performance Measure Used for Linking Compensation to Company Performance

As required by Item 402(v), below is the financial performance measure our Compensation Committee used to link compensation actually paid to our NEOs (as calculated in accordance with Item 402(v), “compensation actually paid” or “CAP”) to Company performance for 2022.

• Total Revenue (calculated in accordance with GAAP)

Pay Versus Performance Table

In accordance with Item 402(v), we provide below the tabular information for the PEO and the average of our NEOs other than the PEO for 2022, 2021 and 2020.

					Value of Initial Fixed $100 Investment based on:(4)
Year	Summary Compensation Table Total for PEO(1)(2) ($)	Compensation Actually Paid to PEO(1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1)(2) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3) ($)	TSR ($)	Peer Group TSR ($)	GAAP Net Income ($ Millions)(5)	Company Selected Measure: GAAP Total Revenue(6) ($ Millions)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	14,028,139	7,676,975	4,287,387	2,536,716	37	111	(214)	517
2021	9,793,289	(21,520,275)	3,049,310	(3,835,336)	55	125	(168)	484
2020	7,763,187	15,653,628	2,934,638	3,898,370	125	126	(282)	442

(1)
Stephen R. Davis was our PEO in 2022, 2021, and 2020. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022
Srdjan R. Stankovic	Srdjan R. Stankovic	Srdjan R. Stankovic
Austin D. Kim	Austin D. Kim	Austin D. Kim
Elena H. Ridloff	Elena H. Ridloff	Mark C. Schneyer
Michael J. Yang	Mark C. Schneyer	Brendan P. Teehan
Brendan P. Teehan

(2)
The dollar amounts reported in column (b) are the amounts reported in the “Total” column of the Summary Compensation Table for the PEO for the applicable year. The dollar amounts reported in column (d) are the average of the amounts reported in the “Total” columns of the Summary Compensation Table for the non-PEO NEOs set forth in the table to footnote 1 as a group for the applicable year. Refer to “Compensation Discussion and Analysis—Summary Compensation Table.”
(3)
In accordance with the requirements of Item 402(v), CAP reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below, and do not reflect compensation actually earned, realized, or received by the Company’s NEOs in the applicable year. Equity values are calculated in accordance with FASB ASC Topic 718 and the assumptions used were materially the same as those used for the grant date fair values. In accordance with the requirements of 402(v) of Regulation S-K, the following adjustments were made to total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Exclusion of Reported Stock and Option Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2022	14,028,139	12,569,869	6,218,705	7,676,975
2021	9,793,289	8,758,866	(22,554,697)	(21,520,275)
2020	7,763,187	6,536,537	14,426,978	15,653,628

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Reported Stock and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	4,287,387	3,440,662	1,689,991	2,536,716
2021	3,049,310	2,458,257	(4,426,389)	(3,835,336)
2020	2,934,638	2,147,737	3,111,470	3,898,370

The amounts in the “Exclusion of Reported Stock and Option Awards” columns are the totals reported in the “Stock Awards” and “Option Awards” column in the Summary Compensation Table for the applicable year. The amounts in the “Inclusion of Equity Values” columns in the tables above are derived from the amounts set forth in the following tables and calculated as follows for each applicable year: (i) inclusion of the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) inclusion of the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, inclusion of the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, deduction for the amount equal to the fair value at the end of the prior fiscal year. With respect to the second table above, the amounts are an average with respect to the non-PEO NEOs as a group. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2022	7,390,778	(1,140,000)	(32,066)	—	6,218,705
2021	2,460,120	(17,262,147)	(7,752,670)	—	(22,554,697)
2020	6,284,712	6,455,412	1,686,853	—	14,426,978

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	1,994,824	(249,115)	(55,718)	—	1,689,991
2021	416,663	(2,603,083)	(2,239,969)	—	(4,426,389)
2020	1,803,038	2,158,200	(849,769)	—	3,111,470

(4)
The TSR of the peer group determined in accordance with Item 402(v) (“Peer Group TSR") set forth in this table utilizes the Nasdaq Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Nasdaq Biotechnology Index, respectively, and calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price and the Nasdaq Biotechnology Index share price, respectively, at the end and the beginning of the measurement period by the Company’s share price and the Nasdaq Biotechnology Index share price, respectively, at the beginning of the measurement period. Historical stock performance is not necessarily indicative of future stock performance.
(5)
The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(6)
We determined Total Revenue (calculated in accordance with GAAP) to be the most important financial performance measure used to link CAP to Company performance in 2022.

Relationship between CAP, Cumulative TSR and Cumulative Peer Group TSR

The chart below describes the relationship between CAP to the PEO and the average CAP to the non-PEO NEOs as a group versus our three-year cumulative TSR and the three-year cumulative Peer Group TSR.

Pay Versus TSR 2020-2022

Relationship between CAP and GAAP Net Income

The chart below describes the relationship between CAP to the PEO and the average CAP to the non-PEO NEOs as a group versus our Net Income (calculated in accordance with GAAP).

202

Relationship between CAP and GAAP Total Revenue (our Company-Selected Measure)

The chart below describes the relationship between the CAP to the PEO and the average CAP to the non-PEO NEOs as a group versus our Total Revenue (calculated in accordance with GAAP).

Pay Versus Revenue 2020-2022

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Director Compensation

In April 2020, the Board approved an update to the compensation program for our non-employee directors that went into effect upon stockholder approval in June 2020. This change was made following a review of materials provided by FW Cook regarding director compensation of the same peer group of companies that was used to evaluate executive compensation. The program sets forth the compensation paid to each non-employee director while serving on our board of directors. In 2021, the Board approved an update to the compensation program to add an annual cash retainer for service on the Scientific Advisory Committee. The following is a brief summary of the elements of compensation for non-employee directors in effect for the fiscal year ended December 31, 2022.

Cash Compensation

Under the director compensation program, we provide each of our non-employee directors with cash compensation solely in the form of annual retainers, as set forth in the table below.

Annual Retainer	$50,000
Annual Retainer for Board Chair	$30,000
Annual Retainer for Audit Committee Chair	$20,000
Annual Retainer for Audit Committee Member (non-Chair)	$10,000
Annual Retainer for Compensation Committee Chair	$20,000
Annual Retainer for Compensation Committee Member (non-Chair)	$10,000
Annual Retainer for Nominating and Corporate Governance Committee Chair	$10,000
Annual Retainer for Nominating and Corporate Governance Committee Member (non-Chair)	$5,000
Annual Retainer for Scientific Advisory Committee Chair	$20,000
Annual Retainer for Scientific Advisory Committee Member (non-Chair)	$10,000

In addition to the foregoing fees, our board of directors may determine that additional committee fees are appropriate and should be payable for any newly created committee of the board. In determining any such additional fees, the board shall be guided by compensation paid to non-employee directors of a peer group of companies as well as then-current best practices.

Equity Compensation

Non-employee directors who serve on our Board will receive dollar-denominated (rather than share-denominated) annual awards having a total fair market value of $300,000: (i) a stock option to purchase shares of the Company’s common stock with a fair value of $150,000 and (ii) a restricted stock unit award with a fair value of $150,000 (calculating the value of such awards based on the grant date fair value thereof for financial reporting purposes). The shares subject to each stock option will vest quarterly over one year following the date of grant, with the final tranche vesting upon the earlier of one year following the date of grant or the next annual meeting date, and the restricted stock units will vest in full upon the earlier of one year following the date of grant or the next annual meeting date, in each case subject to the director’s continuous service on each such vesting date. Each new non-employee director who joins the Board will be granted a similar inducement award having a total fair market value at the date of grant of $300,000 upon initial election or appointment to the Board, except that the shares subject to each stock option and the restricted stock units will vest in equal annual installments over two years following the date of grant, subject to the director’s continuous service on each such vesting date.

Stock Ownership Guidelines

Non-employee directors’ stock ownership guidelines are set at five times the regular annual cash retainer, which is currently $50,000. The guidelines will be reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices. The program counts owned shares and in-the-money value of vested stock options towards the guideline. Ownership levels are expected to be achieved within five years of the guideline being applicable. As of December 31, 2022, all non-employee directors were in compliance with the guidelines or had additional time to achieve them.

Reimbursement of Expenses

In addition, upon presentation of documentation of such expenses reasonably satisfactory to us, each non-employee director is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which he or she serves.

The following table shows, for the fiscal year ended December 31, 2022, certain information with respect to the compensation of all non-employee directors of the Company during 2022. Mr. Davis, our Chief Executive Officer, does not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Stock Awards(3)	All Other Compensation	Total
Stephen R. Biggar(4)	$115,000	$156,098	$156,245	$—	$427,343
Julian C. Baker(5)	$60,000	$156,098	$156,245	$—	$372,343
Laura Brege(6)	$75,000	$156,098	$156,245	$—	$387,343
James Daly(7)	$70,000	$156,098	$156,245	$—	$382,343
Elizabeth A. Garofalo(8)	$60,000	$156,098	$156,245	$—	$372,343
Edmund P. Harrigan(9)	$70,000	$156,098	$156,245	$—	$382,343
Adora Ndu(10)	$45,000	$140,869	$137,125	$—	$322,994
Daniel Soland(11)	$70,000	$156,098	$156,245	$—	$382,343

(1)
“Fees Earned or Paid in Cash” includes the annual Board of Directors retainer and any applicable additional retainers for service as a member or Chair of a committee.
(2)
“Option Awards” includes the grant date fair value of option awards granted as computed in accordance with authoritative accounting guidance. See Note 2 to the consolidated financial statements in the Company’s Annual Report for the assumptions used to determine the valuation of stock option awards.
(3)
“Stock Awards” includes the grant date fair value of restricted stock units granted as computed in accordance with authoritative accounting guidance. See Note 2 to the consolidated financial statements in the Company’s Annual Report for the methodology used to determine the estimated valuation of restricted stock units.
(4)
“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000, an additional retainer as Board chair of $30,000, an additional retainer as Compensation Committee chair of $20,000, an additional retainer as an NCG Committee member (non-chair) of $5,000 and an additional retainer as a Scientific Advisory Committee member (non-chair) of $10,000. “Option Awards” includes the fair value of 14,368 stock options granted June 7, 2022 with an exercise price of $18.27. “Stock Awards” includes the fair value of 8,552 restricted stock units granted June 7, 2022. As of December 31, 2022, an aggregate of 143,084 stock options and 8,552 restricted stock units that had been granted to Dr. Biggar were outstanding.
(5)
“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000 and an additional retainer as a Compensation Committee member (non-chair) of $10,000. “Option Awards” includes the fair value of 14,368 stock options granted June 7, 2022 with an exercise price of $18.27. “Stock Awards” includes the fair value of 8,552 restricted stock units granted June 7, 2022. As of December 31, 2022, an aggregate of 104,084 stock options and 8,552 restricted stock units that had been granted to Mr. Baker were outstanding.
(6)
“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000, an additional retainer as Audit Committee chair of $20,000 and an additional retainer as an NCG Committee member (non-chair) of $5,000. “Option Awards” includes the fair value of 14,368 stock options granted June 7, 2022 with an exercise price of $18.27. “Stock Awards” includes the fair value of 8,552 restricted stock units granted June 7, 2022. As of December 31, 2022, an aggregate of 126,584 stock options and of 8,552 restricted stock units that had been granted to Ms. Brege were outstanding.
(7)
“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000, an additional retainer as an Audit Committee member (non-chair) of $10,000 and an additional retainer as a Compensation Committee member (non-chair) of $10,000. “Option Awards” includes the fair value of 14,368 stock options granted June 7, 2022 with an exercise price of $18.27. “Stock Awards” includes the fair value of 8,552 restricted stock units granted June 7, 2022. As of December 31, 2022, an aggregate of 85,334 stock options and 8,552 restricted stock units that had been granted to Mr. Daly were outstanding.
(8)
“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000 and an additional retainer as a Scientific Advisory Committee member (non-chair) of $10,000. “Option Awards” includes the fair value of 14,368 stock options granted June 7, 2022 with an exercise price of $18.27. “Stock Awards” includes the fair value of 8,552 restricted stock units granted June 7, 2022. As of December 31, 2022, an aggregate of 32,870 stock options and 8,552 restricted stock units that had been granted to Dr. Garofalo were outstanding.
(9)
“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000 and an additional retainer as a Scientific Advisory Committee chair of $20,000. “Option Awards” includes the fair value of 14,368 stock options granted June 7, 2022 with an exercise price of $18.27. “Stock Awards” includes the fair value of 8,552 restricted stock units granted June

7, 2022. As of December 31, 2022, an aggregate of 141,584 stock options and 8,552 restricted stock units that had been granted to Dr. Harrigan were outstanding.
(10)
“Fees Earned or Paid in Cash” represents a prorated annual retainer as a Board member of $37,500 and an additional prorated retainer as a Scientific Advisory Committee member (non-chair) of $7,500. “Option Awards” includes the fair value of 14,077 stock options granted October 12, 2022 with an exercise price of $15.65. “Stock Awards” includes the fair value of 8,762 restricted stock units granted October 12, 2022. As of December 31, 2022, an aggregate of 14,077 stock options and 8,762 restricted stock units that had been granted to Dr. Ndu were outstanding.
(11)
“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000, an additional retainer as an Audit Committee member (non-chair) of $10,000 and an additional retainer as NCG Committee chair of $10,000. “Option Awards” includes the fair value of 14,368 stock options granted June 7, 2022 with an exercise price of $18.27. “Stock Awards” includes the fair value of 8,552 restricted stock units granted June 7, 2022. As of December 31, 2022, an aggregate of 154,084 stock options and 8,552 restricted stock units that had been granted to Mr. Soland were outstanding.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

The charter of the Audit Committee states that it will review, consider and approve or ratify any “related-persons transactions.” A “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers and directors. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances, including, but not limited to, (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, the Audit Committee will look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

We describe below transactions and series of related transactions, since January 1, 2022, with respect to which we were a party, will be a party, or otherwise benefited, in which:

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the amounts involved exceeded or will exceed $120,000; and
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a director, executive officer, beneficial owner of more than 5% of our common stock or any member of their immediate family or any entity owned or controlled by such persons who had or will have a direct or indirect material interest.

Certain Related-Person Transactions

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Director Independence

Information regarding director independence is included under “Proposal 1 – Election of Directors” above and is incorporated by reference herein.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders of Acadia Pharmaceuticals Inc. will be householding our annual meeting materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of annual meeting materials, please notify your broker or Acadia Pharmaceuticals Inc. Direct your written request to Acadia Pharmaceuticals Inc., 12830 El Camino Real, Suite 400, San Diego, California 92130, Attn: Investor Relations, or contact Investor Relations at (858) 558-2871 and we will undertake to promptly deliver a separate copy of the annual meeting materials to you. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request householding of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the 2023 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Austin D. Kim
Executive Vice President, General Counsel
and Secretary

San Diego, California

April 28, 2023

A COPY OF OUR ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: Corporate SECRETARY, Acadia PHARMACEUTICALS INC., 12830 El Camino Real, Suite 400, SAN DIEGO, California 92130. WE WILL FURNISH A COPY OF ANY EXHIBIT TO SUCH REPORT UPON WRITTEN REQUEST AND PAYMENT OF REASONABLE EXPENSES IN FURNISHING SUCH EXHIBIT.

MMMMMMMMMMMM MMMMMMMMM [ACADIA LOGO] [VOTE IMAGE] Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2 and 4, and 1 YEAR on Proposal 3. A 1. Election of Directors: 01 - James M. Daly 02 - Edmund P. Harrigan 03 - Adora Ndu Mark here to vote Mark here to WITHHOLD FOR all nominees vote from all nominees For Against 2. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement. 4. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. + For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. Abstain 1 Year 2 Years 3 Years Abstain 3. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers. 5. To conduct any other business properly brought before the meeting Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 574940 + 03T8IB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement, Form 10-K for the Year Ended December 31, 2022 and Annual Report to Stockholders are available at https://ir.acadia.com. • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy — ACADIA Pharmaceuticals Inc. The annual meeting will be held virtually on June 1, 2023 at 12:00 p.m. Pacific Time. You can attend the annual meeting by visiting www.meetnow.global/MYMDPDM, where you will be able to listen to the meeting live, submit questions and vote online. Votes submitted electronically must be received before the meeting adjourns on June 1, 2023. The undersigned hereby appoints Stephen R. Davis, Austin D. Kim and Mark C. Schneyer, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of ACADIA Pharmaceuticals Inc. which the undersigned may be entitled to vote at the 2023 Annual Meeting of Stockholders of ACADIA Pharmaceuticals Inc. to be held virtually on June 1, 2023 at 12:00 p.m. Pacific Time by visiting www.meetnow.global/MYMDPDM, and at any and all postponements, continuations and adjournments thereof, with all power that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. The undersigned hereby revokes all previously submitted proxies for the Annual Meeting of Stockholders to be held on June 1, 2023. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 4, AND 1 YEAR ON PROPOSAL 3, EACH AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. (Continued and to be marked, dated and signed, on the other side)